Exhibit 10.51

Execution Version

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

Dated as of September 19, 2024

by and between

SOLID BIOSCIENCES INC.

and

FA212 LLC

Annexes

Annex 1.1(a) Books and Records

Annex 1.1(b) Product Inventory

Annex 1.1(c) Seller Intellectual Property

Annex 1.1(d) FA Asset Sequence

Annex 1.1(e) UPenn IND Payments

Annex 2.1 Permitted Liens

Annex 2.2(a)(iii) Assigned Agreements

Annex 2.3 Assumed Liabilities

Annex 2.5(b)(v) Consents

Schedules

Buyer Disclosure Schedules

Seller Disclosure Schedules

Exhibits

Exhibit A Bill of Sale

Exhibit B-1 Form of Seller Representation Letter

Exhibit B-2 Form of Buyer Representation Letter

Exhibit C Voting Rights Agreement

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) dated as of September 19, 2024, is entered into by and between Solid Biosciences Inc., a Delaware corporation (“Buyer”), and FA212 LLC, a Delaware limited liability company (“Seller”). Buyer and Seller are sometimes individually referred to herein as a “Party” and are sometimes collectively referred to herein as the “Parties.”

RECITALS

WHEREAS, Seller desires to sell to Buyer, and Buyer wishes to purchase from Seller, all of Seller’s right, title and interest in, to and under the Purchased Assets upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement, and of the representations, warranties, conditions, agreements and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.1. Definitions. For purposes of this Agreement, the following terms will have the corresponding meanings set forth below:

“Acquisition” has the meaning set forth in Section 2.1.

“Act” has the meaning set forth in Section 2.6(d)(iii).

“Action” means any claim, action, cause of action or suit, litigation, assessment, arbitration, mediation, investigation, audit, hearing, charge, complaint, demand, notice or proceeding (in each case, whether in contract, tort or otherwise, whether at law or in equity, and whether civil or criminal or administrative) to, from, by or before any Governmental Authority.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such first Person.

“Agreement” has the meaning set forth in the preamble hereof.

“Annual Net Sales” means, with respect to a Calendar Year, the aggregate Net Sales by Buyer and its Affiliates and its or their licensees of all Products to Third Parties in the Territory during such Calendar Year.

“Assigned Agreements” has the meaning set forth in Section 2.2(a)(iii).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Bill of Sale” means the bill of sale and assignment and assumption agreement by and between Buyer or its Affiliate, on the one hand, and Seller, on the other hand, substantially in the form of Exhibit A.

“BLA” means (a) a Biologics License Application as defined in the PHSA and the regulations promulgated thereunder, (b) a Marketing Authorization Application in the European Union or (c) any equivalent or comparable application, registration or certification in any other country or region.

“Books and Records” means all books, reports (including laboratory reports), records, files and documents in the possession or under the control of Seller related to the Business and the Purchased Assets (including research and development, Regulatory Documentation, correspondence with Governmental Authorities) other than corporate minute books. The Books and Records existing as of the Closing Date are described on Annex 1.1(a).

“Business” means all business of Seller relating to or arising out of the UPenn License, including the Exploitation of the FA Asset and Products.

“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York, New York are permitted or required by applicable Law to remain closed.

“Business Partner” has the meaning set forth in Section 5.5(b).

“Buyer” has the meaning set forth in the preamble hereof.

“Buyer Charter” means the Certificate of Incorporation of Buyer as in effect from time to time.

“Buyer Disclosure Schedules” means the Schedules delivered by Buyer to Seller contemporaneously with this Agreement and appended hereto, setting forth disclosures in respect of the representations and warranties contained in Article IV of this Agreement.

“Buyer Indemnified Party” has the meaning set forth in Section 6.1(a).

“Buyer Indemnity Threshold” has the meaning set forth in Section 6.1(b).

“Buyer Representation Letter” has the meaning set forth in Section 2.6(d)(iii).

“Calendar Year” means a period of twelve consecutive months beginning on January 1 and ending on December 31.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (P.L. 116-136), any current federal, state or local Laws or guidance relating to the COVID-19 pandemic, any similar or successor legislation, as well as any applicable guidance issued thereunder or relating thereto (including, without limitation, IRS Notice 2020-65 and IRS Notice 2021-11), in any United States jurisdiction, and any subsequent legislation relating to the COVID-19 pandemic, including any executive memoranda or executive orders relating to the COVID-19 pandemic, the Health and

Economic Recovery Omnibus Emergency Solutions Act and the Health, Economic Assistance, Liability, and Schools Act, and the Memorandum for the Secretary of the Treasury signed on August 8, 2020.

“Clinical Trial” means a human clinical trial conducted for the purpose of gaining evidence of the safety, tolerability, pharmacokinetics, pharmacodynamics or efficacy of a Product required by applicable Law or otherwise recommended or required by a Regulatory Authority to obtain or maintain any Regulatory Approval for a Product.

“Closing” has the meaning set forth in Section 2.5(a).

“Closing Date” has the meaning set forth in Section 2.5(a).

“Closing Purchase Price” means an amount in cash equal to $1,000,000.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combination Product” means a Product that is delivered with one or more additional active ingredients and/or other patentable items (which are themselves not products for a single price) incident to the administration of any such Product, including companion diagnostics, in each such case when any of the foregoing are co-formulated, copackaged or sold under one pricing scheme (whether payment of such price is paid to the same or to more than one seller).

“Commercially Reasonable Efforts” means, with respect to the efforts to be expended, or considerations to be undertaken, by Buyer with respect to any objective, activity or decision to be undertaken hereunder, reasonable, good faith efforts to accomplish such objective, activity or decision as Buyer would normally use to accomplish a similar objective, activity or decision under similar circumstances, it being understood and agreed that with respect to Buyer’s obligations under Section 5.1 such efforts and resources shall be [**]. “Commercially Reasonable Efforts” will be determined on a country-by- country basis for a particular Product in the Territory and is expected to change over time, reflecting changes in the status of such Product and the markets or countries in the Territory involved. For the avoidance of doubt, Buyer’s use of “Commercially Reasonable Efforts” will not require Buyer to reperform any preclinical activities that were previously performed by Seller.

“Confidential Information” has the meaning set forth in Section 5.5(a)(ii).

“Confidentiality Agreement” means the Confidential Disclosure Agreement between Seller and Buyer, dated [**].

“Contemplated Transactions” means the transactions contemplated by this Agreement and any Related Document, including the Acquisition.

“Contracts” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement, distribution agreement or other legally binding contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, franchise or license, whether oral or written.

“Control” including its various tenses and derivatives (such as “controlled” and “controlling”) means (a) when used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, or by Contract, (b) when used with respect to any security, the possession, directly or indirectly, of the power to vote, or to direct the voting of, such security or the power to dispose of, or to direct the disposition of, such security and (c) when used with respect to any Intellectual Property Rights, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise, to assign or grant a license, sublicense or other right to or under such Intellectual Property Rights or to compel another to do so.

“Cover” “Covers” “Covered” or “Covering” means, with respect to a Product or other subject matter at issue and a relevant Patent, that Exploitation of such Product or other subject matter by such Person would, absent a license thereto, infringe such Patent (or, in the case of a claim of a patent application that has not yet issued, would infringe such claim if it were to issue without change).

“CTA” has the meaning set forth in the definition of IND.

“Dollars” or “$” means United States dollars.

“Enforceable” means, with respect to any Contract stated to be “Enforceable” by or against any Person, that such Contract is a legal, valid and binding obligation of such Person enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

“European Territory” means the United Kingdom and any country in the EU.

“European Union” or “EU” means the economic, scientific and political organization of Member States of the European Union, as its membership may be constituted from time to time.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” has the meaning set forth in Section 2.2(b).

“Excluded Liabilities” has the meaning set forth in Section 2.4(a).

“Exploit” or “Exploiting” means to make, have made, import, use, sell, offer for sale, and otherwise dispose of, including to discover, research, develop, test, register, modify, enhance, improve, manufacture, have manufactured, store, formulate, optimize, export, transport, distribute, commercialize, promote, market, have sold and otherwise dispose of. “Exploitation” means the act of Exploiting a product or product candidate.

“FA Asset” means Seller’s proprietary gene therapy asset having the sequence set forth on Annex 1.1(d).

“FDA” means the United States Food and Drug Administration or any successor entity thereto.

“FDA Laws” has the meaning set forth in Section 3.10.

“FDCA” means the United States Federal Food, Drug, and Cosmetic Act, as amended, and the rules and regulations promulgated by FDA thereunder.

“Field” means the treatment or prevention of Friedreich’s Ataxia.

“First Commercial Sale” means, with respect to a particular Product, the first sale of such Product to a Third Party in a country or region following receipt of Regulatory Approval in such country or region.

“First Stock Consideration Issuance” has the meaning set forth in Section 2.12.

“Fraud” means, with respect to any Person, an actual and intentional common law fraud with the intent to deceive another Person (including as an element that the other Person relied thereon to its detriment).

“Fully-Diluted As-Converted Basis” means the aggregate number of Solid Shares equal to (a) the number of outstanding Solid Shares, plus (b) the number of Solid Shares issuable pursuant to (i) vested and unvested restricted stock units, (ii) vested and unvested options (calculated using the treasury method of accounting), (iii) outstanding warrants (calculated using the treasury method of accounting), and (iv) the conversion of any then outstanding shares of Solid Preferred Stock, but in all cases excluding any restricted stock units issued and outstanding as of the Closing Date, the vesting of which is subject to the achievement of certain performance conditions, until such time as vesting conditions have been satisfied in accordance with the terms of such award.

“Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization; Standing and Power), Section 3.2(a) (Authority), Section 3.2(d)(i) (Noncontravention of Seller’s Certificate of Formation and Seller’s Operating Agreement), Section 3.4 (Good Title; Sufficiency of Assets), Section 3.6 (excluding subsections (d), (e) and (k) thereof) (Intellectual Property), Section 3.9 (Taxes) and Section 3.12 (Brokers and Other Advisors).

“GAAP” means the United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any instrumentality, subdivision, court, administrative agency, commission, bureau, department, official or other authority of any country, state, province, prefect, municipality, locality or other government or political subdivision thereof, or any multinational organization or authority, or any quasi-governmental, private body, mediator, arbitrator or arbitral body exercising any executive, legislative, judicial, quasi-judicial, regulatory, taxing, importing, administrative or other governmental or quasi-governmental authority on behalf of a government or political subdivision thereof.

“Grant-Back Intellectual Property” means, with respect to a Reversion Product, all Technology and Intellectual Property Rights generated, developed, conceived or reduced to practice by or on behalf of Buyer or its Affiliates after the Closing Date that are (a) owned by Buyer or any of its Affiliates, and (b) necessary for or used with respect to, or Covering, such Reversion Product, in each case ((a) and (b)), as of the date of Buyer’s receipt of the Reversion Notice, but specifically excluding any third party Intellectual Property Rights and any background or platform Technology not exclusively used for the Reversion Product.

“Greater Liability Cap” means an amount equal to (a) prior to IND Clearance, $[**], and (b) following IND Clearance, $[**].

“IND” means (a) with respect to the US Territory, an Investigational New Drug Application, as such term is defined under the FDCA and 21 CFR Part 312, (b) with respect to the European Union, a clinical trial authorization application (“CTA”), and (c) with respect to the UK or any other regulatory jurisdiction, the equivalent application to the applicable Regulatory Authority in each case ((a), (b) and (c)), the filing of which is necessary to initiate or conduct Clinical Trials of a pharmaceutical or biological product in such jurisdiction.

“IND Clearance” means, with respect to a Product, that (a) with respect to the US Territory, a particular IND for the Product has been allowed to go into effect by the FDA, as evidenced by the passage of a thirty (30) calendar day period after the date of the IND submission (or any amended submission if such amendment restarted the applicable thirty (30)-day period) without the FDA placing the IND on clinical hold, (b) with respect to the European Union, that a Member State to which an application for clinical trial authorization has been submitted (Member States concerned) has either: (i) notified the sponsor through the EU portal (the Clinical Trials Information System) that the Clinical Trial is authorized (including an authorization subject to conditions) in accordance with Article 8(1) of Regulation (EU) No. 536/2014, or (ii) not notified the sponsor that the clinical trial is authorized within the relevant periods referred to in Article 8(1) of Regulation (EU) No. 536/2014, with the result that the clinical trial is deemed to be authorized in accordance with Article 8(6) of Regulation (EU) No. 536/2014, and (c) with respect to the United Kingdom, the Medicines and Healthcare Products Regulatory Agency has confirmed its acceptance of an application for clinical trial authorization (including an acceptance subject to conditions) pursuant to the Medicines for Human Use (Clinical Trials) Regulations 2004.

“Indemnified Party” has the meaning set forth in Section 6.3(a).

“Indemnifying Party” has the meaning set forth in Section 6.3(a).

“Indemnity Liability Cap” means as of the date that any claim for indemnification is made by an Indemnified Party pursuant to Section 6.3, an amount equal to the aggregate amount of any payments actually received by Seller pursuant to Article II. For purposes of calculating the Indemnity Liability Cap with respect to Section 6.1(b)(ii), any Solid Shares will be valued at the VWAP (with the date of measurement being the date that the applicable Milestone Shares were issued pursuant to Section 2.6, if any). For purposes of calculating the Indemnity Liability Cap with respect to Buyer’s exercise of the set-off rights set forth in Section 6.5, if applicable, any Solid Shares will be valued at the VWAP (with the date of measurement being the date that the applicable indemnification claim has been made by a Buyer Indemnified Party pursuant to Section 6.3).

“Intellectual Property Rights” means all rights, title and interests in and to all intellectual property rights and proprietary rights of every kind and nature however denominated, throughout the world, including: (a) patents, patent applications, (including in each case any provisional, continuation, continuation-in-part, division, renewal, extension, supplemental protection certificate, reexamination or reissue thereof), industrial design rights, and statutory invention registrations (collectively, “Patents”); (b) registered and unregistered trademarks, trade dress, trade names, logos, brands, design rights, service marks, together with all common law rights and the goodwill pertaining to the foregoing, and all applications, registrations and renewals therefor; (c) registered and unregistered copyrights, works of authorship, copyrightable works (published or unpublished), software, moral rights and all applications and registrations therefore; (d) domain names and social media accounts and handles; (e) software, computer programs and applications (whether in source code, object code, firmware or other form) algorithms, data and databases (including clinical data), together with all specifications, designs, documentation and Technology supporting the foregoing and all other proprietary rights in Technology; (f) trade secrets, invention disclosures, technical know-how (including processes, methods, techniques, designs, protocols, formulae, algorithms, compositions, specifications, and research and development information), and other proprietary information (“Trade Secrets”) and other proprietary rights and intellectual property rights; and (g) any and all registrations, applications, recordings, licenses, common-law rights, statutory rights, administrative rights, and contractual rights relating to any of the foregoing, including the right to sue and collect for past, present and future damages.

“IRS” means the Internal Revenue Service of the United States.

“JSC” has the meaning set forth in Section 5.3(a).

“Law” means any federal, state, local or foreign constitution, treaty, law (including common law), statute, ordinance, rule, regulation, interpretation, binding guidance, advisory, published opinion, directive, policy, Order, writ, award, decree, injunction, judgment, stay or restraining order of any Governmental Authority, the terms of any permit, and any other ruling or decision of, agreement with or by, or any other requirement of, any Governmental Authority.

“Liability” or “Liabilities” means, with respect to any Person, any and all damages, debts, liabilities, obligations, losses, claims, Taxes, interest obligations, deficiencies, judgments, assessments, awards, fines, fees, penalties, costs and expenses, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, due or to become due, whether directly incurred or consequential, whether or not required under GAAP to be accrued on the financial statements of such Person, and including those arising under any Law, Action or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Lien” means any lien (statutory or otherwise), security interest, pledge, hypothecation, mortgage, assessment, lease, claim, levy, license, defect in title, charge, or any other Third Party right, license or property interest of any kind, or any conditional sale or other title retention agreement, right of first option, right of first refusal or similar restriction, any covenant not to sue, or any restriction on use, transfer, receipt of income or exercise of any other attribute of ownership or any agreement to give any of the foregoing in the future or similar encumbrance of any kind or nature whatsoever.

“Lock-Up Period” has the meaning set forth in Section 5.10(a).

“Losses” of a Person means any and all losses, debts, obligations, Liabilities, Liens, penalties, damages, awards, judgments, Taxes, costs and expenses (including reasonable and documented attorneys’ and experts’ fees) of such Person.

“Member Approval” has the meaning set forth in Section 3.2(c).

“Milestone 1 Cash Consideration” has the meaning set forth in Section 2.6(a).

“Milestone 1 Private Cash Consideration” has the meaning set forth in Section 2.6(a).

“Milestone 1 Share Consideration” has the meaning set forth in Section 2.6(a).

“Milestone 2 Cash Consideration” has the meaning set forth in Section 2.6(a).

“Milestone 2 Private Cash Consideration” has the meaning set forth in Section 2.6(a).

“Milestone 2 Share Consideration” has the meaning set forth in Section 2.6(a).

“Milestone 3 Cash Consideration” has the meaning set forth in Section 2.6(a).

“Milestone 3 Private Cash Consideration” has the meaning set forth in Section 2.6(a).

“Milestone 3 Share Consideration” has the meaning set forth in Section 2.6(a).

“Milestone Consideration” has the meaning set forth in Section 2.6(a).

“Milestone Event” has the meaning set forth in Section 2.6(a).

“Milestone Invoice” has the meaning set forth in Section 2.6(b).

“Milestone Shares” means the Solid Shares issuable by Buyer as Milestone 1 Share Consideration, Milestone 2 Share Consideration or Milestone 3 Share Consideration (as applicable).

“Milestones” means each of the Milestone Events set forth in Section 2.6.

“Nasdaq” means the Nasdaq Global Select Market.

“Negotiation Period” has the meaning set forth in Section 5.11(a).

“Net Sales” means with respect to a Product sold to a Third Party, the gross consideration invoiced or received by Buyer or any of its Affiliates or licensees for Sales of Products (including any cash amounts plus the fair market value of any other forms of consideration), less the following deductions (to the extent included in and not already deducted from the gross amounts invoiced or otherwise charged) to the extent reasonable and customary:

[**].

Even if there is overlap between any of deductions described above, a particular deduction shall only be deducted once in the overall Net Sales calculation.

In the case of a Combination Product, Buyer and Seller shall negotiate in good faith, but in no event later than [**] before the expected launch of such Combination Product, an allocation of Net Sales of such Combination Product to the respective Product components and other component(s) thereof, as the case may be, based on the fair market value of such components for the purposes of determining a Product specific allocation of such Net Sales. Payments related to such Combination Product under this Agreement, including Royalties and Milestone Consideration, will be calculated, due and payable based only on such allocated Net Sales.

In case of disagreement and failure by the Parties to agree upon an allocation of Net Sales of such Combination Product to the respective Product components and other component(s) thereof, an independent expert agreed upon and paid by both Parties shall determine such relative value contributions and such determination shall be final and binding upon the Parties.

“Order” means any writ, judgment, injunction, order, decree, stipulation, ruling, decision, verdict, determination or award, of or by, or any settlement under the jurisdiction of, any Governmental Authority (in each such case whether preliminary or final).

“Outstanding Solid Shares” means all Solid Capital Stock, determined on a Fully-Diluted As-Converted Basis, measured as of the date of the achievement of the applicable Milestone Event.

“Owed Damages” has the meaning set forth in Section 6.3(c).

“Owned Intellectual Property” means all Seller Intellectual Property that is owned by Seller as of the Closing Date.

“Party” or “Parties” has the meaning set forth in the preamble hereof.

“Patents” has the meaning set forth in the definition of Intellectual Property Rights.

“Permitted Liens” has the meaning set forth in Section 2.1.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity or any Governmental Authority.

“PHSA” means the Public Health Service Act, as amended, and the rules and regulations promulgated by FDA thereunder.

“Pre-Closing Tax Period” means (a) any Tax period ending on or before the Closing Date, and (b) with respect to a Tax period that commences on or before but ends after the Closing Date, the portion of such period up to and including the Closing Date.

“Pricing and Reimbursement Approval” means, in a country or other jurisdiction where Governmental Authorities in such country or jurisdiction approve or determine the price that can be charged for a product in such country or jurisdiction, or that can be reimbursed by Governmental Authorities for such product in such country or jurisdiction, (a) the approval, agreement, determination, or decision by the relevant Governmental Authority(ies) establishing the price that can be legally charged to consumers for such product in such country or jurisdiction; or (b) the approval, agreement, determination, or decision by the relevant Governmental Authority(ies) establishing the level of reimbursement that will be reimbursed by Governmental Authorities for such product in such country or jurisdiction.

“Prime Rate” means, as of the date of this Agreement, the rate of interest which is identified in The Wall Street Journal as the “Prime Rate” in the United States.

“Product Inventory” means all inventory of the Products, including inventory of work-in-process, finished goods, raw materials, supplies, parts, labels and packaging, working prototypes, and samples (including rights and interests in goods in transit, consigned inventory, inventory sold on approval and rental inventory), in each case, in the possession or control of Seller or its Affiliates. The Product Inventory existing as of the Closing Date is set forth on Annex 1.1(b).

“Products” means any product (a) containing or comprising the FA Asset, whether alone or in combination with one or more additional components, in all forms, formulations and dosage forms, and (b) any product, service, article, composition, apparatus, chemical, substance or any other material made, used or sold by utilizing or practicing Seller Intellectual Property.

“Purchase Price Allocation” has the meaning set forth in Section 2.11.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Registrable Securities” has the meaning set forth in Section 2.6(d)(v).

“Registration Statement” has the meaning set forth in Section 2.6(d)(v).

“Registrational Clinical Trial” means a Phase III Clinical Trial or other Clinical Trial of a Product that would satisfy the requirements of 21 C.F.R. 312.21(c) and that is designed or intended to (a) establish that the product is safe and efficacious for its intended use, (b) define warnings, precautions and adverse reactions that are associated with the product in the dosage range to be prescribed, and (c) support the submission of a BLA or similar application for Regulatory Approval for such Product in the Territory.

“Regulatory Approval” means, with respect to a country or jurisdiction in the Territory, any approval, authorization, or permit granted by the applicable Regulatory Authority that is necessary for the manufacture, marketing, importation and sale of a Product in such country or jurisdiction, which may include satisfaction of all applicable regulatory and notification requirements, including, where applicable, (a) Pricing and Reimbursement Approval(s), solely to the extent necessary to commence marketing in such jurisdiction, (b) pre- and post-approval marketing authorizations (including any prerequisite manufacturing approval or authorization related thereto) or (c) approval of product labeling.

“Regulatory Authority” means any applicable Governmental Authority with authority over the distribution, importation, exportation, manufacture, production, use, storage, transport, clinical testing or sale of a pharmaceutical or biological product, including any Governmental Authority having the authority to grant Regulatory Approval or Pricing and Reimbursement Approval.

“Regulatory Documentation” means, with respect to a Product, all applications for and documentation relating to INDs or Regulatory Approvals for such Product, all material correspondence submitted to or received from Governmental Authorities in connection with INDs or Regulatory Approvals for such Product, and all source clinical trial data and safety data submitted to Governmental Authorities in connection with INDs or Regulatory Approvals for such Product.

“Regulatory Exclusivity” means, with respect to any country or other jurisdiction in the Territory, an additional market protection granted by a Governmental Authority in such country or other jurisdiction that confers an exclusive commercialization period during which a Person has the exclusive right to market and sell a Product in such country or other jurisdiction.

“Related Documents” means, other than this Agreement, all agreements, certificates and documents signed and delivered by either Party in connection with the signing of this Agreement or the Closing.

“Releasee” has the meaning set forth in Section 7.12.

“Releasors” has the meaning set forth in Section 7.12.

“Representatives” means, with respect to any Person, such Person’s directors, officers, equity holders, members, managers, employees, counsel, consultants, accountants, financial advisors, lenders and other agents and representatives.

“Reversion Agreement” has the meaning set forth in Section 5.11(a)(i).

“Reversion Notice” has the meaning set forth in Section 5.11(a).

“Reversion Product” means any Product in the form such Product exists as of the date of Buyer’s receipt of the Reversion Notice.

“Reversion Rights” has the meaning set forth in Section 5.11(a).

“Royalties” has the meaning set forth in Section 2.7(a)(i).

“Royalty Report has the meaning set forth in Section 2.7(c).

“Royalty Term” has the meaning set forth in Section 2.7(a)(ii).

“Sale” means any transaction (other than a license or sublicense) for which consideration is received or invoiced by Buyer, its Affiliates or licensees for sale, use, lease, transfer or other disposition of a Product to or for the benefit of a Third Party. For clarity, the sale, use, lease, transfer or other disposition of a Product by Buyer or any of its Affiliates or licensees to another of these entities for resale by such entity to a Third Party shall not be deemed a Sale.

“SEC” means the United States Securities and Exchange Commission.

“SEC Filings” has the meaning set forth in Section 4.10(a).

“Second UPenn Amendment” has the meaning set forth in the definition of the “UPenn License.”

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the preamble hereof.

“Seller Disclosure Schedules” means the Schedules delivered by Seller to Buyer contemporaneously with this Agreement and appended hereto, setting forth disclosures in respect of the representations and warranties contained in Article III of this Agreement.

“Seller Indemnified Party” has the meaning set forth in Section 6.2(a).

“Seller Indemnity Threshold” has the meaning set forth in Section 6.1(b).

“Seller Intellectual Property” means (a) all Technology owned leased, licensed, or Controlled by Seller, including all such Technology that is related to the Business or the FA Asset or used, or held for use, by Seller in connection with the Exploitation of FA Asset, and (b) all Intellectual Property Rights (other than Intellectual Property Rights constituting Excluded Assets) owned, licensed by or otherwise Controlled by Seller, including all such Intellectual Property Rights that are related to the Business or used, or held for use, by Seller in connection with the Exploitation of the FA Asset, and the right to recover for past, present and future infringement of any of the foregoing. The Seller Intellectual Property Rights existing as of the Closing Date are set forth on Annex 1.1(c).

“Seller Representation Letter” has the meaning set forth in Section 2.6(d)(iii).

“Seller’s Certificate of Formation” has the meaning set forth in Section 3.1.

“Seller’s Knowledge” (and similar phrases) means, with respect to any matter in question, the actual knowledge of Thomas Hamilton as of the Closing Date after reasonable inquiry of all Seller’s officers and managers reasonably expected to have actual knowledge of such fact or matter.

“Seller’s Operating Agreement” has the meaning set forth in Section 3.1.

“Seller’s Secretary’s Certificate” means a certificate, dated as of the Closing Date, duly executed by the secretary of Seller, certifying that: (a) all documents to be executed by Seller and delivered at the Closing have been executed by a duly authorized officer of Seller, (b) (i) Seller’s Certificate of Formation and Seller’s Operating Agreement, attached to the certificate, are true, accurate and complete, (ii) such organizational documents have been in full force and effect in the form attached since the date of the adoption of the resolutions referred to in clause (iii) below and no amendment, rescission or modification to such organizational documents has occurred since the date thereof, (iii) the resolutions adopted by the board of managers of Seller, authorizing the execution, delivery and performance of this Agreement and the Related Documents to which Seller is a party, as attached to the certificate, were duly adopted by unanimous written consent of the board of managers of Seller, remain in full force and effect, and have not been amended, rescinded or modified and (iv) the resolutions adopted by the members of Seller necessary to approve and adopt this Agreement and the Related Documents to which Seller is a party, authorizing the execution, delivery and performance of this Agreement and the Related Documents to which Seller is a party, as attached to the certificate, were duly adopted by such members at a duly convened meeting of the members or by written consent of the members of Seller duly adopted, remain in full force and effect, and have not been amended, rescinded or modified and (c) Seller’s officer executing this Agreement, and each of the other documents necessary for consummation of the Contemplated Transactions, is an incumbent officer, and the specimen signature on such certificate is a genuine signature.

“Share Issuance Cap” has the meaning set forth in Section 2.6(c).

“Solid Capital Stock” means, collectively, the Solid Shares and Solid Preferred Stock.

“Solid Preferred Stock” means the preferred stock, par value $0.001 per share, of Buyer.

“Solid Shares” means the common stock, par value $0.001 per share, of Buyer.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Tax” or “Taxes” means (whether disputed or not) all (a) federal, state, local and foreign income, franchise, windfall or other profits, gross receipts, property, escheat or unclaimed property, ad valorem, sales, use, excise, withholding, payroll, employment, social security, unemployment compensation, disability, severance, capital gain, alternative minimum, estimated, transfer and other taxes and similar governmental charges, including any interest, penalties and additions with respect thereto, (b) Liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group or as a transferee or successor and (c) Liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (a) or (b).

“Tax Return” means all returns, requests for extensions of time, claims for refund, declarations of estimated Tax payments, reports, estimates, information returns and statements, filed or to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes, including any amendments thereto as well as any related or supporting information with respect to any of the foregoing.

“Taxing Authority” means any federal, state, local or foreign government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority.

“Technology” means all inventions, works, discoveries, innovations, know-how, information (including ideas, research and development, formulas, algorithms, compositions, processes and techniques, data (including clinical data), designs, drawings, lab records and notebooks, specifications, graphics, documentation and manuals), equipment, and all other forms of technology, business materials, and embodiments of Intellectual Property Rights, embodied in any form, whether or not protected by patent, copyright, trade secret Law, or otherwise, and all documents and other materials recording any of the foregoing.

“Technology Transfer” has the meaning set forth in Section 5.4.

“Territory” means worldwide.

“Third Party” means any Person other than: (a) Seller or Buyer or (b) any Affiliates of Seller or Buyer.

“Third Party Claim” has the meaning set forth in Section 6.1(a).

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property Rights.

“Transfer” has the meaning set forth in Section 5.10(a).

“Transfer Taxes” has the meaning set forth in Section 5.6(a).

“UPenn” means The Trustees of the University of Pennsylvania, a Pennsylvania nonprofit corporation.

“UPenn IND Payments” means those certain payments set forth on Schedule A to the Second UPenn Amendments that are listed on Annex 1.1(e).

“UPenn License” means that certain Research, Collaboration and License Agreement by and between Seller and UPenn, dated as of November 4, 2020 and amended by (a) the First Amendment to the Research, Collaboration and License Agreement dated November 1, 2021 and (b) the Second Amendment to the Research, Collaboration and License Agreement dated August 6, 2024 (the “Second UPenn Amendment”).

“US Territory” means the United States of America and its territories and possessions.

“Valid Claim” means a claim of any issued and unexpired Patent within the Seller Intellectual Property whose validity, enforceability or patentability has not been affected by any of the following: (a) irretrievable lapse, abandonment, revocation, dedication to the public or disclaimer or (b) a holding, finding or decision of invalidity, unenforceability or non-patentability by a court, governmental agency, national or regional patent office or other appropriate body that has competent jurisdiction, such holding, finding or decision being final and unappealable or not appealed within the time allowed for appeal.

“Voting Rights Agreement” has the meaning set forth in Section 2.12.

“VWAP” means, as of a specific date, the volume-weighted average price per Solid Share, as reported on Nasdaq, during the consecutive [**] trading days immediately preceding the specified date, as calculated by Bloomberg Financial LP under the function “VWAP”.

Section 1.2. Interpretation. When a reference is made in this Agreement to an Article, a Section, Exhibit, Schedule or Annex, such reference will be to an Article of, a Section of, or an Exhibit, Schedule or Annex to, this Agreement unless otherwise indicated. Any exception set forth in a section or subsection of any Annex or any of the Schedules will be deemed to be disclosed for purposes of, and will qualify, such section or subsection of this Agreement and any other section or subsection of this Agreement where it is reasonably apparent on the face of such exception that such exception would be applicable to such other section or subsection. The table of contents and headings contained in this Agreement, any Related Document or in any Exhibit, Schedule or Annex hereto are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement, such Related Document or such Exhibit, Schedule or Annex. Whenever the words “include”, “includes” or “including” are used in this Agreement or any Related Document, they will be deemed to be followed by the words “without limitation.” The word “or,” when used in this Agreement, has the inclusive meaning represented by the phrase “and/or.” The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. References to the “date hereof” refer to the date of this Agreement. “Extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract or statute defined or referred to herein or in any Contract that is referred to herein means (a) in the case of any statute, such statute and any comparable statute that from time to time replaces such statute by succession and any rules or regulations promulgated by an applicable Governmental Authority thereunder and (b) in the case of any Contract, such Contract and all amendments, modifications and attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

ARTICLE II

PURCHASE AND SALE

Section 2.1. Purchase and Sale of Purchased Assets. Upon and subject to the terms and conditions hereof, at the Closing, Buyer shall purchase from Seller, and Seller shall sell, convey, assign, transfer and deliver to Buyer, all of Seller’s right, title and interest in and to all assets, properties, rights, titles and interests of every kind and nature owned, licensed or leased by Seller (including indirect and other forms of beneficial ownership) as of the Closing Date that are used (or held for use) in connection with, related to, useful or otherwise necessary for the conduct of the Business, whether tangible or intangible, real or personal and wherever located (the “Purchased Assets”), free and clear of all Liens, other than the Liens set forth on Annex 2.1 (“Permitted Liens”), and agrees to assume, satisfy and discharge when due all Assumed Liabilities. The purchase and sale of the Purchased Assets hereunder is referred to herein as the “Acquisition.”

Section 2.2. Purchased Assets; Excluded Assets.

(a) Without limiting the generality of Section 2.1, the Purchased Assets include all of Seller’s right, title and interest in and to the following assets:

(i) all assets related to, or used in, the Business, including, but not limited to, the FA Asset;

(ii) all Seller Intellectual Property;

(iii) (A) the UPenn License and (B) all Contracts set forth on Annex 2.2(a)(iii)((A) and (B), together, the “Assigned Agreements”);

(iv) all Product Inventory;

(v) all Books and Records; provided, that Seller may retain copies of the Books and Records to the extent necessary to comply with applicable Law or Seller’s bona fide internal policies with respect to record-keeping obligations; and

(vi) all claims, counterclaims, credits, Actions, rights of recovery, and rights of indemnification or setoff against Third Parties and other claims arising out of or relating to the Purchased Assets and all other intangible property rights that relate to any Purchased Asset or any Assumed Liabilities.

(b) Other than the Purchased Assets, Buyer will not acquire any right, title or interest in or to any assets, properties, goodwill, and rights of Seller and its Affiliates, including the following assets (collectively, the “Excluded Assets”):

(i) any assets, properties, goodwill and rights of Seller and its Affiliates, in each case, that do not relate to the Business; and

(ii) all Contracts other than the Assigned Agreements.

Section 2.3. Assumption of Certain Liabilities. Subject to the terms and conditions set forth herein, Buyer agrees, effective at and after the Closing, to assume and to timely satisfy and discharge all Liabilities:

(a) relating to the Purchased Assets, (including Liabilities under any Assigned Agreement), but only to the extent that such Liabilities (i) arise from any act or omission at or after the Closing, (ii) do not arise from any act or omission prior to the Closing, and (iii) with respect to any Assigned Agreement, such Assigned Agreement is assigned to Buyer or Buyer otherwise receives the rights and benefits of such Assigned Agreement pursuant to Section 2.2(a)(iii), and in each case specifically excluding any Liability or obligation arising from any act or omission prior to the Closing or relating to or arising out of the Purchased Assets as a result of: (A) any breach of an Assigned Agreement occurring prior to Closing; (B) any violation of law, breach of warranty, tort or infringement occurring prior to the Closing; or (C) any charge, compliant, action, suit, proceeding, hearing, investigation, claim or demand occurring prior to the Closing or relating to the facts or circumstances occurring prior to Closing;

(b) resulting from the ownership, use, operation or maintenance of the Purchased Assets and/or the Exploitation of Products by or on behalf of Buyer, in each case, only to the extent arising at or after the Closing Date; and

(c) set forth on Annex 2.3 hereto (such Liabilities set forth in the foregoing (a), (b) and (c), collectively, the “Assumed Liabilities”).

Section 2.4. Excluded Liabilities.

(a) Buyer will not be the successor to Seller or any of its Affiliates and Buyer expressly does not assume and will not become liable to pay, perform or discharge, any Liability whatsoever of Seller or any of its Affiliates other than the Assumed Liabilities (collectively, the “Excluded Liabilities”). Notwithstanding anything to the contrary in this Agreement, Excluded Liabilities will include (i) any Liabilities for Taxes relating to, or arising out of or imposed on the Business or the Purchased Assets for any Pre-Closing Tax Period, (ii) any Liabilities for Taxes of Seller or any of its Affiliates for any taxable period, (iii) any Liabilities of Seller for the payment of any amounts of Tax as a result of being a member of an affiliated, consolidated, combined or unitary group, as a result of any Tax sharing or Tax allocation agreement, arrangement or understanding, or as a result of being liable for another Person’s Taxes as a transferee or successor, by Contract or otherwise, (iv) any Liabilities relating to, or arising out of the employment or engagement, or termination of the employment or engagement, of any employee or other service provider of Seller or any of its Affiliates at any time and (v) the UPenn IND Payments.

Section 2.5. Closing; Closing Deliverables.

(a) Closing. The closing of the Acquisition (the “Closing”) will take place on the date hereof via an electronic exchange of documents (the “Closing Date”).

(b) Seller Closing Deliverables. Prior to the Closing, Seller will deliver or cause to be delivered to Buyer or to Buyer’s designee:

(i) the Bill of Sale, dated the Closing Date and duly executed by Seller;

(ii) a duly completed and executed IRS Form W-9 of Seller, or, if Seller is a disregarding entity for U.S. federal income tax purposes, a duly completed and executed IRS Form W-9 or IRS Form W-8 as appropriate of Seller’s regarded owner;

(iii) Seller’s Secretary’s Certificate, dated the Closing Date;

(iv) the Member Approval;

(v) the assignments, consents, waivers, approvals and authorizations, in form and substance reasonably satisfactory to Buyer, relating to those items set forth on Annex 2.5(b)(v);

(vi) all bills of sale, instruments of assignment and other transfer documentation as reasonably requested by Buyer, in form and substance reasonably satisfactory to Buyer, pursuant to which all of Seller’s right, title and interest in and to Seller Intellectual Property and other Purchased Assets are transferred to Buyer;

(vii) all tangible Purchased Assets in Seller’s possession and control as of the Closing Date (if any); and

(viii) each of the items and materials listed on Section 2.5(b)(viii) of the Seller Disclosure Schedules.

(c) Buyer Closing Deliverables. At the Closing, Buyer will deliver or cause to be delivered to Seller the Bill of Sale.

(d) Payments by Buyer at Closing. In consideration of the sale, conveyance, delivery, transfer and assignment of the Purchased Assets to Buyer and Seller’s other covenants and obligations hereunder, Buyer and its applicable Affiliates will pay, or cause to be paid, to Seller, by wire transfer of immediately available funds to the account or accounts specified by Seller to Buyer, an amount equal to the Closing Purchase Price no later than [**] following the Closing Date; provided that such [**] period shall not commence until the date that Buyer has received all required IRS Form W-9s or IRS Form W-8s in order to process the payment of the Closing Purchase Price.

Section 2.6. Developmental and Sales Milestones.

(a) Subject to adjustment pursuant to this Section 2.6 and Section 6.5, Buyer will make the non-refundable cash payments or issuances of Solid Shares (or combination thereof, as applicable) described in Table 1 below (each, “Milestone Consideration”) following the first achievement by Buyer of the corresponding event (each a “Milestone Event”) described in the column to the left of such payment in the table below.

Table 1
No.	Milestone Event	Milestone Consideration
1	First IND Clearance of a Product	At the election of Buyer, (a) either (i) a number of Solid Shares representing [**]% of the Outstanding Solid Shares or (ii) a number of Solid Shares equal

Table 1
No.	Milestone Event	Milestone Consideration

to $5,000,000 in value, whichever is valued higher at the time of achievement of Milestone Event No. 1 (provided, that in no event will any Solid Shares paid pursuant to the foregoing (i) or (ii) exceed a value of $[**] or [**]% of the Outstanding Solid Shares, as applicable) (the “Milestone 1 Share Consideration”), (b) cash, in an amount equal to the consideration to be paid pursuant to the foregoing clause (a) in lieu of payment in Solid Shares (the “Milestone 1 Cash Consideration”), or (c) a combination of (a) and (b), in an amount equal to the consideration to be paid pursuant to the foregoing clause (a). If, as of the date Milestone Event No. 1 is achieved, Buyer is no longer a publicly traded company, Buyer will pay to Seller cash in the amount of $5,000,000 in lieu of payment as described in the foregoing (a) - (c) (the “Milestone 1 Private Cash Consideration”).

2	[**]

At the election of Buyer, (a) either (i) a number of Solid Shares representing [**]% of the Outstanding Solid Shares or (ii) a number of Solid Shares equal to $[**] in value, whichever is valued higher at the time of achievement of Milestone Event No. 2 (provided, that in no event will any Solid Shares paid pursuant to the foregoing (i) or (ii) exceed a value of $[**] or [**]% of the Outstanding Solid Shares, as applicable) (the “Milestone 2 Share Consideration”), (b) cash, in an amount equal to the consideration to be paid pursuant to the foregoing clause (a), in lieu of payment in Solid Shares (the “Milestone 2 Cash Consideration”), or (c) a combination of (a) and (b), in an amount equal to the consideration to be paid pursuant to the foregoing clause (a). If, as of the date Milestone Event No. 2 is achieved, Buyer is no longer a publicly traded company, Buyer will pay to Seller cash in the amount of $[**] in lieu of payment as described in the foregoing (a) - (c) (the “Milestone 2 Private Cash Consideration”).

3	[**]

At the election of Buyer, (a) either (i) a number of Registrational Clinical Trial Solid Shares representing [**]% of the Outstanding Solid Shares or (ii) a number of Solid Shares equal to $[**] in value, whichever is valued higher at the time of achievement of Milestone Event No. 3 (provided,

Table 1
No.	Milestone Event	Milestone Consideration

that in no event will any Solid Shares paid pursuant to the foregoing (i) or (ii) exceed a value of $[**] or [**]% of the Outstanding Solid Shares, as applicable) (the “Milestone 3 Share Consideration”), (b) cash, in an amount equal to the consideration to be paid pursuant to the foregoing clause (a), in lieu of payment in Solid Shares (the “Milestone 3 Cash Consideration”), or (c) a combination of (a) and (b), in an amount equal to the consideration to be paid pursuant to the foregoing clause (a). If, as of the date Milestone Event No. 3 is achieved, Buyer is no longer a publicly traded company, Buyer will pay to Seller cash in the amount of $[**] in lieu of payment as described in the foregoing (a) - (c) above (the “Milestone 3 Private Cash Consideration”).

4	[**]	$[**] in cash.
5	[**]	$[**] in cash.
6	Annual Net Sales in the Territory are equal to or greater than $[**] and less than or equal to $[**]	$[**] in cash.
7	Annual Net Sales in the Territory are greater than $[**] and less than or equal to $[**]	$[**] in cash.
8	Annual Net Sales in the Territory are greater than $[**]	$[**] in cash.

(b) Promptly upon the achievement of a Milestone Event, and in any event within [**], Buyer will notify Seller of the achievement of such Milestone Event. Promptly following, and in any event within [**] following such notice from Buyer of the achievement of such Milestone Event, Seller will submit an invoice to Buyer for the amount of the corresponding Milestone Consideration (each, a “Milestone Invoice”), and Buyer will pay the applicable Milestone Consideration by wire transfer of immediately available funds or issuance of Solid Shares to Seller, or both, as applicable, no later than the date that is [**] after the date of such Milestone Invoice.

(c) For clarity, if any of the Milestone Event No. [**] has not been achieved at the time of the [**], then any such Milestone shall be deemed achieved and the corresponding Milestone Consideration shall become due and payable. Notwithstanding the foregoing, each Milestone Consideration payment is payable only once, upon the first achievement (or deemed achievement) of the applicable Milestone Event, regardless of any subsequent or repeated achievements of Milestone Events with respect to one or more of the same or different Products. For the avoidance of doubt, (i) the maximum aggregate value of Milestone Consideration payable with respect to Milestone Events No. [**] through No. [**] under this Agreement will be $34,000,000 or [**]% of the Outstanding Solid Shares (which $34,000,000 or [**]% represents the aggregate value or percentage of Outstanding Solid Shares measuring each issuance of such Milestone Shares in connection with the achievement of Milestone Events No. [**] through No. [**] as of the date such Milestones were achieved), as applicable, and (ii) the maximum aggregate payments of Milestone Consideration payable with respect to Milestone Events No. [**] through No. [**] under this Agreement will be $21,000,000. In no event will the aggregate amount of Solid Shares issued as Milestone Consideration pursuant to this Agreement exceed 19.9% of all of the Solid Shares issued and outstanding as of the Closing Date (the “Share Issuance Cap”); provided, that if Buyer elects to issue an amount of Solid Shares as Milestone Consideration equal to the Share Issuance Cap, then, thereafter, any payment of Milestone Consideration or portion thereof payable to Seller will be paid in cash, subject and pursuant to this Section 2.6. For purposes of determining any Milestone Consideration payable pursuant to Section 2.6(a), so long as the Solid Shares are publicly traded on a U.S. national exchange, Solid Shares shall be valued at the VWAP for such Solid Shares as of the date such Milestone Event was achieved. For the avoidance of doubt:

(i) with respect to Milestone Event No. 1, Buyer will only be required to pay, and Seller will only be entitled to receive, one of the Milestone 1 Cash Consideration, the Milestone 1 Share Consideration or the Milestone 1 Private Cash Consideration. In no event will Buyer be required to pay, or will Seller be entitled to receive, more than one of the foregoing payments for achievement of Milestone Event No. 1;

(ii) with respect to Milestone Event No. 2, Buyer will only be required to pay, and Seller will only be entitled to receive, one of the Milestone 2 Cash Consideration, the Milestone 2 Share Consideration or the Milestone 2 Private Cash Consideration. In no event will Buyer be required to pay, or will Seller be entitled to receive, more than one of the foregoing payments for achievement of Milestone Event No. 2; and

(iii) with respect to Milestone Event No. Event No. 3, Buyer will only be required to pay, and Seller will only be entitled to receive, one of the Milestone 1 Cash Consideration, the Milestone 3 Share Consideration or the Milestone 3 Private Cash Consideration. In no event will Buyer be required to pay, or will Seller be entitled to receive, more than one of the foregoing payments for achievement of Milestone Event No. 3.

(d) In the event that Buyer elects to pay any Milestone Consideration in the form of Solid Shares pursuant to Section 2.6(a):

(i) notwithstanding anything to the contrary herein, no fractional Solid Shares will be issued as Milestone Consideration and any portion of Solid Shares representing fractional shares that would otherwise be issued as Solid Shares will instead be rounded up to the nearest whole Solid Share prior to the issuance of such Solid Shares to Seller;

(ii) Seller acknowledges and understands that any Solid Shares issued to Seller as Milestone Consideration are issued to Seller pursuant to a “private placement” exemption or exemptions from registration under Section 4(a)(2) of the Securities Act and/or Regulation D promulgated under the Securities Act and an exemption from qualification under applicable state securities Laws. Such Solid Shares will be “restricted securities” under the United States federal and state securities Laws and cannot be offered or resold except pursuant to registration under the Securities Act and applicable state securities Laws or an available exemption from registration. Seller further acknowledges that if an exemption from registration or qualification is available with respect to the resale by it of the Solid Shares, it may be conditioned on compliance with applicable Laws, which may include the time and manner of sale and the holding period for the shares of Solid Shares;

(iii) prior to receipt of any such Solid Shares, Seller will execute a representation letter in substantially the form of Exhibit B-1 (the “Seller Representation Letter”) and Buyer will execute a representation letter in substantially the form of Exhibit B-2 (the “Buyer Representation Letter”);

(iv) Seller acknowledges that the certificates representing the Solid Shares will bear the following legends or legends substantially similar:

“the shares represented by this certificate have not been registered under the Securities Act of 1933 (the “Act”) and may not be offered, sold or otherwise transferred, assigned, pledged or hypothecated unless registered under the Act or unless an exemption from the registration requirements of the Act is available”; and

(v) Buyer shall file within [**] of the date of the achievement of Milestone Event No. 1, Milestone Event No. 2 and Milestone Event No. 3, with respect to any Solid Shares that Buyer determines to issue as Milestone Consideration, a registration statement on Form S-3 (or any successor form to Form S-3) registering the resale of such Solid Shares (the “Registrable Securities”) (or, in the event that (i) Form S- 3 is not available for the registration of the resale of the Registrable Securities, another appropriate form reasonably acceptable to Seller or (ii) if available, include the Registrable Securities in a prospectus supplement under an already effective registration statement of Buyer) by Seller (a “Registration Statement”). Buyer shall use commercially reasonable efforts (a) to cause the Registration Statement to become effective as promptly as practicable; and (b) to cause the Registration Statement to remain effective until the earlier of (i) the date on which Seller has disposed of all of the Registrable Securities and (ii) the date on which Rule 144 promulgated under the Securities Act is available for the disposition of such Registrable Securities without volume or manner-of-sale restrictions. Seller agrees to cooperate with Buyer as reasonably requested by Buyer in connection with the preparation and filing of the Registration Statement, including furnishing to Buyer such information regarding itself, the Solid Shares held by it and the intended method of disposition of the Registrable Securities as shall be reasonably required to effect the registration of such Registrable Securities. Buyer shall bear all expenses incurred in connection with the filing of the Registration Statement; provided, however, that Buyer shall have no obligation to pay for any commissions or transfer taxes of Seller.

(e) The Parties acknowledge that it is the intention of the Parties that the development, commercialization and other Exploitation of the Products will be exercised by Buyer and its Affiliates in accordance with its or their own business judgment and, subject to the requirements of this Agreement, in its or their reasonable business judgement.

(f) To the extent permitted by applicable Law, the Parties intend that the payment of the Milestone Consideration be treated as deferred contingent purchase price eligible for installment sale treatment under Section 453 of the Code (subject to imputation of interest under Section 483 or Section 1274 of the Code).

(g) The Parties acknowledge that the achievement of the Milestone Events is uncertain and that Buyer and its Affiliates may not achieve results requiring the payment of any Milestone Consideration at all, and it is therefore not assured that Buyer will be required to pay any Milestone Consideration.

(h) As between the Parties, other than as set forth in Section 5.1 and Section 5.2, Buyer and its Affiliates have no duty to develop, commercialize or otherwise Exploit the Products, to exert any level of efforts in developing, commercializing or Exploiting the Products or to achieve the Milestone Events.

(i) Subject to Buyer’s obligations under Section 5.1, Buyer and its Affiliates are not prohibited from developing, manufacturing, marketing, selling, Exploiting or acquiring assets, businesses, or other products that may compete with the Products or any other products of Buyer, Seller or its or their Affiliates.

Section 2.7. Royalties.

(a) On a Product-by-Product and country-by-country basis, during the Royalty Term for such Product, Buyer will pay a royalty to Seller on Annual Net Sales of such Product in the Territory as follows:

(i) [**]% of Annual Net Sales of such Product that are less than or equal to $[**]; and

(ii) [**]% on Annual Net Sales of such Product that are greater than $[**] (each of (Section 2.7(a)) and (Section 2.7(a)(i)), the “Royalties”).

(b) Buyer’s obligation to pay Royalties for a Product in a country in the Territory will begin upon the First Commercial Sale of such Product in such country and will expire upon the later of (x) the date that is [**] following the First Commercial Sale of such Product in such country, (y) the date on which the sale of such Product is not (or is no longer) Covered by a Valid Claim in such country and (z) expiration of all Regulatory Exclusivity, if any, for such Product in such country (the “Royalty Term”). Following the expiration of the Royalty Term for a Product in a given country, Annual Net Sales of such Product in such country will be excluded from Annual Net Sales for purposes of determining the Royalties due hereunder.

(c) Following the First Commercial Sale, for each calendar quarter until the expiration of the last to expire Royalty Term, Buyer will give Seller a written statement of the Royalties due with respect to a such calendar quarter within [**] after the end of such calendar quarter (each, a “Royalty Report”), which Royalty Report will include the Annual Net Sales of Products subject to Royalties sold by Buyer and its Affiliates and its and their licensees in the Territory during the reporting period and the Royalties payable on Annual Net Sales under this Agreement in accordance with this Section 2.7. Following receipt of such statement, Seller will promptly, but no more than [**] from receipt of the Royalty Report, submit an invoice to Buyer for the full amount of the corresponding Royalty payable under this Section 2.7, and Buyer will pay such amount no later than the date that is [**] after the receipt of such invoice.

Section 2.8. Late Payments. In addition to any other remedies available to Seller, any failure by Buyer to make a payment within [**] after the date when due shall obligate Buyer to pay computed interest, the interest period commencing on the due date and ending on the actual payment date, to Seller at a per annum rate equal to the lower of (i) [**] percent ([**]%) or (ii) the Prime Rate, provided that such rate shall not in any event exceed the highest rate allowed by Law..

Section 2.9. Accounting. Each Party shall calculate all amounts, and perform other accounting procedures required, under this Agreement and applicable to it in accordance with GAAP.

Section 2.10. Records and Audit Rights. Buyer will and will cause its Affiliates and its and their licensees to, keep complete and accurate financial books and records pertaining to the Exploitation of Products hereunder (including Annual Net Sales of Products) to the extent required to calculate and verify all amounts payable hereunder. Buyer will, and will cause its Affiliates and its and their licensees to, retain such books and records for [**] after the end of the period to which such books and records pertain or for such longer period as may be required by applicable Law. Seller, at its own cost, through an independent auditor reasonably acceptable to Buyer (and who has executed an appropriate confidentiality agreement reasonably acceptable to Buyer that requires the auditor to keep any information learned by it confidential except as needed to report its audit conclusions to Seller), may inspect and audit the relevant records of Buyer pertaining to the calculation of any Milestone Consideration and Royalties due to Seller under this Agreement. Buyer will provide such auditors with access to the records during reasonable business hours. Such access need not be given to any such set of records more often than [**] or more than [**] after the date of any report to be audited. Seller will provide Buyer with written notice of its election to inspect and audit the records related to the Milestone Consideration and Royalties due hereunder not less than [**] prior to the proposed date of review of Buyer’s records by Seller’s auditors. Should the auditor find any underpayment of Milestone Consideration or Royalties by Buyer to Seller, Buyer will (a) promptly pay Seller the amount of such underpayment; (b) if such underpayment equals or exceeds the higher of (i) [**] Dollars ($[**]) or (ii) [**] percent ([**]%) of Milestone Consideration or Royalties paid during the time period audited, reimburse Seller for the cost of the audit; and (c) provide such auditors with an audit right exercisable within [**] after Seller receives the audit report. If the auditor finds an overpayment by Buyer, then Buyer will have the right to deduct the overpayment from any future Milestone Consideration or Royalties due to Seller by Buyer or, if no such future Milestone Consideration or Royalties are payable, then Seller will refund the overpayment to Buyer within [**] after Seller receives the audit report. Buyer may designate competitively sensitive information which such auditor may see and review but which it may not disclose to Seller; provided, however, that such designation will not restrict the auditor’s investigation or conclusions.

Section 2.11. Purchase Price Allocation. In accordance with Section 1060 of the Code and the methodology set forth on Schedule Section 2.11, Buyer will prepare an allocation of the purchase price (the “Purchase Price Allocation”) and provide a draft IRS Form 8594 to Seller no later than [**] after the Closing Date. Seller shall review in good faith the Purchase Price Allocation and IRS Form 8594 prepared by Buyer and shall have the opportunity to provide reasonable comments to Buyer within [**] of receipt thereof. The Parties shall cooperate in good faith to resolve any disagreements regarding the Purchase Price Allocation or IRS Form 8594. Buyer and Seller will file all Tax Returns (including IRS Form 8594) in a manner consistent with the Purchase Price Allocation, as finally determined, unless otherwise required by applicable Law or a Taxing Authority. In the event that the Purchase Price Allocation is disputed by any Governmental Authority, the Party receiving notice of the dispute will promptly notify the other Party in writing of such notice and resolution of the dispute.

Section 2.12. Voting Agreement. If, and only if, Buyer elects to pay any Milestone Consideration to Seller in the form of Solid Shares pursuant to Article II, then, prior to the first issuance of any Solid Shares as Milestone Consideration (the “First Stock Consideration Issuance”), Buyer and Seller will enter into a mutually agreeable voting rights agreement, in substantially the form attached hereto as Exhibit C (the “Voting Rights Agreement”).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Seller Disclosure Schedules, Seller represents and warrants to Buyer as of the date hereof (or, if applicable, as of such earlier date as may be set forth in any representation and warranty in this Article III) as follows:

Section 3.1. Organization, Standing and Power. Seller is a limited liability company, duly organized, and validly existing, under the Laws of the State of Delaware, and has all requisite power and authority to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as presently conducted. Seller is duly qualified or licensed to do business and is in good standing (in jurisdictions that recognize the concept of good standing) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary. Seller has made available to Buyer, prior to the execution of this Agreement, complete and accurate copies of Seller’s Certificate of Formation, dated September 9, 2020 (“Seller’s Certificate of Formation”) and its Amended and Restated Limited Liability Company Agreement, dated [**] (“Seller’s Operating Agreement”), in each case as amended as of the date hereof. Seller is not in violation of any of the provisions of Seller’s Certificate of Formation or Seller’s Operating Agreement. Seller’s Certificate of Formation and Seller’s Operating Agreement have not been amended or modified. Seller does not have, and has never had, any Subsidiaries, and none of its Affiliates holds any properties, interests, assets or rights that are used or held for use in, or necessary for the conduct of the Business or the Purchased Assets, including the Exploitation of the Products.

Section 3.2. Authority; Noncontravention.

(a) Seller has all requisite power and authority to execute and deliver this Agreement and the Related Documents and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and the Related Documents by Seller and the consummation by Seller of the Contemplated Transactions have been duly authorized by all necessary action on the part of Seller and no other proceedings on the part of Seller are necessary to authorize this Agreement, the Related Documents or to consummate the Contemplated Transactions. Each of this Agreement and the Related Documents has been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery by Buyer, constitutes a legal, valid and binding obligation of Seller, Enforceable against Seller in accordance with its terms.

(b) The board of managers of Seller, by unanimous written consent, duly adopted resolutions: (i) approving and declaring advisable this Agreement, the other Related Documents and the Contemplated Transactions, (ii) declaring that it is in the best interests of the members of Seller that Seller enter into this Agreement and the Related Documents and consummate the Contemplated Transactions on the terms and subject to the conditions set forth in this Agreement or such Related Documents, (iii) authorizing Seller to enter into this Agreement and to consummate the Contemplated Transactions, on the terms and subject to the conditions set forth in this Agreement and the Related Documents, (iv) directing that this Agreement and the other Related Documents be submitted to the members of Seller at a meeting or by written consent in lieu of a meeting for a vote for adopting this Agreement and the Related Documents and approving the Contemplated Transactions, and (v) recommending that the members of Seller vote to approve and adopt this Agreement and the Related Documents and approve the Contemplated Transactions, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(c) The only votes or consent of holders of any class or series of membership units necessary to approve and adopt this Agreement, the Related Documents and the Contemplated Transactions pursuant to the provisions of Seller’s Certificate of Formation, Seller’s Operating Agreement and applicable Law are the affirmative votes or consent of the Requisite Preferred Members (as defined in Seller’s Operating Agreement) (the “Member Approval”). On the date hereof, Seller has obtained the Member Approval and delivered to Buyer a copy of such Member Approval dated on the date hereof. No other member approval is required on behalf of Seller for the execution, delivery or performance of this Agreement, the other Related Documents and the Contemplated Transactions.

(d) The execution and delivery of this Agreement and the Related Documents by Seller do not, and the consummation of the Contemplated Transactions and compliance by Seller with the provisions of this Agreement and the Related Documents will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien (other than a Permitted Lien) in or upon the Purchased Assets under, or give rise to any payment under or any increased, additional, accelerated or guaranteed rights or entitlements under, or require any action by or notice to any Person under, (i) Seller’s Certificate of Formation or Seller’s Operating

Agreement, (ii) any Contract to which Seller is a party or any of its properties or other assets is subject or (iii) any Law or Order applicable to Seller, the Business or the Purchased Assets.

(e) No consent, approval, Order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Seller, the Business or the Purchased Assets for, or in connection with, (i) the execution and delivery of this Agreement by Seller, (ii) the transfer of the Purchased Assets to Buyer or (iii) the consummation of the Contemplated Transactions.

Section 3.3. No Undisclosed Liabilities; Debt. There are no Liabilities of Seller arising out of or related to the Business or the Purchased Assets of any kind whatsoever, whether accrued, fixed, absolute, contingent, known, unknown, determined, determinable or otherwise. Seller does not have any Liability in respect of a guarantee of any debt or other Liability of any other Person or entity related to the Purchased Assets.

Section 3.4. Good Title; Sufficiency of Assets.

(a) Seller has sole and exclusive, good and marketable title to, or, in the case of property held under a lease or other Contract, an Enforceable leasehold interest in, or adequate rights to use, all of the Purchased Assets free and clear of all Liens, other than Permitted Liens. Seller has the power and right to sell, assign, transfer and deliver to Buyer, as applicable, all of Seller’s right, title and interest in and to the Purchased Assets. To Seller’s Knowledge, there are no adverse claims of ownership to the Owned Intellectual Property and Seller has not received written notice that any Person has asserted a claim of ownership in or to any of the Owned Intellectual Property. At the Closing, Buyer will acquire from Seller sole and exclusive, good and marketable title to, or, in the case of property held under a lease or other Contract, an Enforceable leasehold interest in, or adequate rights to use, all of the Purchased Assets, free and clear of all Liens, other than Permitted Liens. Seller does not own, nor has ever owned any, real property. This Section 3.4(a) is not, and shall not be construed as, a representation or warranty regarding non-infringement or misappropriation by the Seller of the Intellectual Property Rights of any other Persons (which representation and warranty is provided in Section 3.6(d)).

(b) The Purchased Assets constitute all properties, interests, assets and rights of Seller used or held for use in connection with, and that are necessary for the conduct of, the Business as currently conducted by Seller (other than the Excluded Assets). None of the Excluded Assets are used or held for use in connection with the Business. Without limiting the foregoing, the Assigned Agreements are all Contracts used or held for use by Seller or any Affiliate in connection with the Exploitation of any Product. This Section 3.4(b) is not, and shall not be construed as, a representation or warranty regarding non-infringement or misappropriation by Seller of the Intellectual Property Rights of any other Persons (which representation and warranty is provided in Section 3.6(d)).

Section 3.5. Books and Records. Annex 1.1(a) describes, as of the date hereof, a complete and accurate list of all material Books and Records.

Section 3.6. Intellectual Property.

(a) To Seller’s Knowledge, Annex 1.1(c) sets forth, as of the date hereof, a complete and accurate list of all Seller Intellectual Property, including, where applicable, the registration number, expiration date, country or territory, registrant and owner of record in respect of each such item of Seller Intellectual Property, other than the Excluded Assets.

(b) Seller owns all rights, title and interests in and to, or has and has had a valid written license to use all Seller Intellectual Property (including the right to make, have made, sell and have sold all Products), and has the right to transfer to Buyer or its Affiliates under the terms of this Agreement, all of Seller’s right, title and interest in and to the Seller Intellectual Property free and clear of all Liens, other than Permitted Liens. Other than the Excluded Assets, immediately following the Closing, Buyer will have the same rights, interest, and title in and to each item of Seller Intellectual Property as held by Seller immediately prior to the Closing, in each case, without the payment of any additional amounts or consideration other than fees, royalties or payments which Seller would otherwise have been required to pay had the Contemplated Transactions not occurred, which right, interest and title in and to any Seller Intellectual Property other than Owned Intellectual Property, is on the terms, and subject to the conditions set forth in the applicable Assigned Agreement governing such Seller Intellectual Property. To Seller’s Knowledge, Seller Intellectual Property includes all of the Intellectual Property Rights and Technology, respectively, that is owned or Controlled by Seller and used in the Business.

(c) Seller is in compliance with and has not breached, violated or defaulted under, or received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any license, sublicense or other Assigned Agreement to which Seller is a party or is otherwise bound relating to any of Seller Intellectual Property (including any prior or unamended versions of such Assigned Agreement), nor has there been or is there any event or occurrence that would constitute such a breach, violation or default (with or without the lapse of time, giving of notice or both).

(d) To Seller’s Knowledge, Seller, in the conduct of the Business, has not infringed, diluted, misappropriated or otherwise violated and is not infringing, diluting, misappropriating or otherwise violating (including with respect to the development, marketing, license, manufacture, distribution, advertising, use, sale, maintenance, support or other Exploitation by Seller of the Products or its Intellectual Property Rights) the Intellectual Property Rights of any other Person. To Seller’s Knowledge, no Person or Persons has infringed, diluted, misappropriated or otherwise violated or is or are infringing, diluting, misappropriating or otherwise violating Seller Intellectual Property. Seller has not agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to the Intellectual Property Rights of any other Person in connection with the Products or the conduct of the Business.

(e) No claims have been asserted or threatened by any Person against Seller in writing, and nor to Seller’s Knowledge, does there exist any valid basis for such a claim, with respect to: (i) challenging the ownership, licensing or use of any Seller Intellectual Property; (ii) any actual or potential infringement, dilution, misappropriation or unauthorized use of Seller Intellectual Property by Seller; (iii) any actual or potential infringement, dilution, misappropriation or unauthorized use of any Third Party’s Intellectual Property Rights with respect to any Seller Intellectual Property or the Products; (iv) the validity or enforceability of any Seller Intellectual

Property; or (v) asserting that the operation of the Business, including the development, marketing, license, manufacture, distribution, advertising, use, sale, maintenance, support or other Exploitation of the Products by Seller prior to the Closing infringes, dilutes, misappropriates or otherwise violated any Intellectual Property Right of any Person.

(f) To Seller’s Knowledge, the registered Seller Intellectual Property is subsisting, valid and enforceable, and have been duly registered or filed with or issued by each appropriate Governmental Authority. To Seller’s Knowledge, all necessary filing, examination, registration, maintenance and renewal fees currently due in connection with such registered Seller Intellectual Property have been made, and all necessary documents, proofs of working or use, recordations, affidavits, and certificates in connection with such registered Seller Intellectual Property have been timely filed with the relevant authorities in the United States or applicable foreign jurisdictions, as the case may be, for the purposes of prosecuting, registering or maintaining such registered Seller Intellectual Property. To Seller’s Knowledge, the registered Seller Intellectual Property has not expired or been declared invalid, in whole or in part, by any Governmental Authority, and is not subject to any interference, opposition, reissue, reexamination, cancellation or other similar proceeding which challenge the validity or ownership of such registered Seller Intellectual Property. There are no pending or published Patents within the Owned Intellectual Property.

(g) To Seller’s Knowledge, no current or former employee or consultant of Seller owns any rights, title or interests in or to any Owned Intellectual Property or the Products. All current and former employees and consultants of Seller and its Affiliates who contributed to the discovery, creation or development of any Seller Intellectual Property or Products have executed a valid and enforceable written Contract which assigned to Seller all of his or her rights in or to the relevant Seller Intellectual Property or Products and agreed to confidentiality restrictions restricting such Person’s right to use or disclose proprietary information of Seller.

(h) Seller has used commercially reasonable efforts and taken commercially necessary steps to protect its rights in Seller Intellectual Property and to maintain its Trade Secrets constituting the Owned Intellectual Property in confidence, including requiring all employees, consultants or contractors of Seller to execute confidentiality agreements with respect to intellectual property developed for or obtained from Seller. Seller has not made any of its Trade Secrets or other confidential or proprietary information available to any other Person except pursuant to written agreements requiring such Person to maintain the confidentiality of such information.

(i) Other than UPenn, no college, university or other educational or research institution or agency, Governmental Authority or other organization has sponsored research or development conducted by Seller or has any claim of right or license to, or ownership of, or other Lien, other than Permitted Liens, upon any Owned Intellectual Property.

(j) The Products have not been offered for sale or sold to any Person. To Seller’s Knowledge, no inventions disclosed or claimed in any Owned Intellectual Property have been offered for sale or sold to any Person.

(k) To Seller’s Knowledge, other than the UPenn License, no license or right to any Intellectual Property Right of any Third Party is necessary for to Exploit the FA Asset.

Section 3.7. Compliance with Law; Regulatory Approvals.

(a) To Seller’s Knowledge, the Business and the Purchased Assets have been and are conducted, used and developed in all material respects in compliance with all applicable Law. Seller has not received any notice from any Governmental Authority or other Person in writing to the effect that Seller or any of the Purchased Assets is not, or may not be, in compliance with any Law.

(b) Seller is and has at all times been in possession of, and in material compliance with, all Regulatory Approvals required for the conduct of the Business as of the Closing Date. Each such Regulatory Approval is valid and in full force and effect, and Seller has not received any notice of and, to Seller’s Knowledge, there is not pending or threatened any suspension, cancellation, modification, termination, revocation, or nonrenewal of any Regulatory Approval. There has occurred no material default (by Seller) under, or violation (by Seller) of, any Regulatory Approval.

Section 3.8. Litigation. There is no Action to which Seller (or members or managers, directors, officers, employees or agents of Seller in its, his, or her capacity as such and to the extent such Actions relate to Seller) is a party (either as plaintiff or defendant) or to which its Purchased Assets are or may be subject that is pending, or, to Seller’s Knowledge, threatened, that affects or, if successful, could reasonably be expected to be adverse to Seller, the Business, the Products, the Purchased Assets or the Assumed Liabilities or that, if successful, could reasonably be expected to result in restraining, enjoining or otherwise preventing the completion by Seller of the Contemplated Transactions, nor are there, to Seller’s Knowledge, any facts, circumstances or conditions on which any such Action could be brought in the future. There is no Action in respect of Seller that (a) resulted in an Order of any Governmental Authority against or settlement by Seller (whether or not such Order or settlement was paid, in whole or in part, by an insurer of Seller or other Third Party) or (b) resulted in any equitable relief or (c) relates to the Contemplated Transactions. There is no Action which Seller presently intends to initiate.

Section 3.9. Taxes.

(a) Seller has timely and properly filed all income and other material Tax Returns with respect to the Business and the Purchased Assets that are required to be filed and timely and properly paid all Taxes due and payable with respect to the Business and the Purchased Assets (whether or not shown as due and owing on such Tax Returns). All such Tax Returns are true, complete, and accurate in all material respects and prepared in accordance with applicable Law.

(b) There are no liens for Taxes upon any of the Purchased Assets other than liens for Taxes not yet due and payable.

(c) As of the date of this Agreement, Seller is not the subject of an audit, investigation, or other proceeding relating to the payment of or failure to pay any amount of Taxes with respect to the Business or the Purchased Assets, and Seller has not received written notice from any Taxing Authority that such an audit, investigation, or other proceeding will be initiated in the future. No private letter rulings, technical advice memoranda, or similar agreement or rulings relating to Taxes have been requested, entered into or issued by any Taxing Authority with or in respect of Seller.

(d) Seller has not entered into an agreement or waiver extending any statute of limitations relating to the assessment, payment or collection of a material amount of Taxes that that is currently in effect.

(e) All Taxes required to be deducted or withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, partner, member, manager, creditor, equity holder or other Person or by Seller have been so deducted or withheld and timely paid over to the appropriate Taxing Authority, and all associated reporting and recordkeeping requirements have been complied with in all material respects.

(f) No claim has been made to Seller by any Taxing Authority in a jurisdiction where Seller does not file Tax Returns that Seller is subject to taxation by or required to file Tax Returns in that jurisdiction.

(g) Seller has not been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return or any other group filing or required to file Tax Returns on a combined, consolidated or unitary basis. Seller is not party to any Contract relating to Tax sharing or Tax allocation. Seller has no Liability for the Taxes of any Person under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise.

(h) Seller has not received any prepaid amount that has been deferred pursuant to Section 451(c) of the Code, Revenue Procedure 2004-34, 2004-22 I.R.B. 991 or otherwise.

(i) Seller has not been a party to a transaction that is or is substantially similar to a “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b).

(j) No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings related to Taxes have been entered into, issued by or requested from any Taxing Authority with or in respect of the Business or the Purchased Assets.

(k) Neither the execution and delivery of this Agreement by Seller nor the consummation of the Contemplated Transactions (alone or together with any other event) will give rise to any payments or benefits that would be nondeductible by the payor under Section 280G of the Code.

Section 3.10. FDA Regulatory Matters.

(a) To Seller’s Knowledge, Seller has conducted all Exploitation of Products in material compliance with applicable Laws, including, as applicable, the FDCA, the PHSA, good laboratory practices, good clinical practices, and good manufacturing practices, and all similar applicable Laws of any jurisdiction (collectively, “FDA Laws”).

(b) To Seller’s Knowledge, all ongoing and completed preclinical studies of any Product and Clinical Trials conducted by Seller have been conducted in all material respects in accordance with all FDA Laws and preclinical study and Clinical Trial protocols. No Clinical Trial conducted by or on behalf of Seller has been placed on full or partial clinical hold or terminated or suspended prior to completion. Seller has not received any notice that any Governmental Authority, investigator, or any review board has, in each case with respect to any Product: (a) refused to approve any preclinical study or Clinical Trial or any substantial amendment to a protocol for any preclinical study or Clinical Trial conducted or proposed to be conducted by Seller; (b) initiated, or threatened to initiate, any action to suspend any preclinical study or Clinical Trial conducted by or on behalf of Seller, or suspend or terminate any application for any Regulatory Approval, or otherwise restrict or delay the preclinical study; or (c) alleged that any preclinical study or Clinical Trial conducted Seller is in violation of FDA Laws.

(c) Seller has not received any notice or other correspondence from any Governmental Authority of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, or arbitration alleging potential or actual noncompliance by or liability of Seller under any FDA Laws or threatening to withdraw or suspend any Regulatory Approval or IND Clearance. Seller has not received any notices or other correspondence from any Governmental Authority or review board with respect to the Exploitation of any Product which could prevent Seller from conducting such activities substantially in the manner presently performed or contemplated by Seller and, to Seller’s Knowledge, no Governmental Authority, review board or similar body has threatened any such action.

(d) Seller has filed, maintained, and furnished all material reports, documents, registrations, applications, filings, authorizations, claims, and notices required to be filed, maintained, or furnished to FDA or any other Regulatory Authority.

(e) Seller has not received from any Governmental Authority any warning letter, untitled letter, FDA Form 483, prohibition notice, recall notice or equivalent in any jurisdiction with respect to any Product, or any written notice of any pending or threatened civil, criminal, administrative or regulatory claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration, inquiry, search warrant, subpoena (other than those related to actions against third parties), and there is not pending any allegation that any operation or activity performed by of Seller is in violation of any FDA Laws.

(f) To Seller’s Knowledge, Seller has not made any untrue statement of material fact or fraudulent statement to the FDA or any other Regulatory Authority with respect to any Product, failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Authority with respect to any Product, or committed an act, made a statement, or failed to make a statement with respect to any Product that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or any analogous applicable Laws.

(g) Seller is not debarred, has not been convicted, and is not subject to debarment or conviction pursuant to Section 306 of the FDCA or any similar Law. Seller has not used in connection with the Exploitation of any Product, any employee, agent, or independent contractor who has been debarred, or, to Seller’s Knowledge, has been convicted or is the subject of debarment proceedings pursuant to Section 306 of the FDCA or any similar Laws.

(h) Notwithstanding the foregoing, Seller expressly disclaims, and makes no representation with respect to, any actions taken by or on behalf of UPenn.

Section 3.11. Product Inventory.

(a) Annex 1.1(b) sets forth, as of the date hereof, a list of all Product Inventory.

(b) To Seller’s Knowledge, the Product Inventory was manufactured in accordance with the applicable specifications and all applicable Laws, including current good manufacturing practices.

Section 3.12. Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Seller.

Section 3.13. Solvency. Seller (a) is able to pay its debts as they become due, (b) is solvent and will be solvent immediately following the Closing, (c) immediately following the Closing, will possess sufficient assets to discharge its Liabilities, and (d) will, prior to any distribution to members, discharge such Liabilities. Seller is not engaged in business or a transaction, and it is not about to engage in business or a transaction, for which its remaining assets and capital are or will be insufficient to discharge such Liabilities. Seller does not intend to incur, or believe that it will incur, Liabilities that would be beyond its ability to pay as such Liabilities matured. Seller has not entered into this Agreement for the purpose of hindering, delaying or defrauding its creditors.

Section 3.14. Contracts.

(a) As to Seller, and, to Seller’s Knowledge, as to any third party, as of the date of this Agreement, each Assigned Agreement is Enforceable in accordance with its terms against Seller and will be Enforceable on identical terms as of immediately following the consummation of the Contemplated Transactions.

(b) A true, correct and complete copy of each Assigned Agreement has been made available to Buyer and its Representatives. There is no violation, breach, default or delay under any Assigned Agreement by Seller or, to Seller’s Knowledge, by any other party thereto, and no event has occurred or condition exists that with the lapse of time or the giving of notice or both would constitute a default thereunder by Seller or, to Seller’s Knowledge, any other party thereto, and Seller has not received or given notice of any default or claimed or purported or alleged default or state of facts which, with notice or lapse of time or both, would constitute a default on the part of any party in the performance or payment of any Assigned Agreement. No notice, waiver, consent or approval is required (or the lack of which would give rise to a right of termination, cancellation or acceleration of, or entitle any party to accelerate, whether after the giving of notice or lapse of time or both, any obligation under any Assigned Agreement) under or relating to any Assigned Agreement in connection with the execution, delivery and performance of this Agreement or the consummation of the Contemplated Transactions. Each Assigned Agreement was entered, and performance under each Assigned Agreement has been, in compliance with all applicable Law, and there is no Action with respect to the entry or performance under any Assigned Agreement, nor is there, to Seller’s Knowledge, any fact, circumstance or condition on the basis of which any such Action could be brought in the future.

Section 3.15. Affiliate Transactions. No manager, member, officer, director, employee, equity holder or other Affiliate of Seller, or any individual related by blood, marriage or adoption to any such Person or entity, or to Seller’s Knowledge, any entity in which any such Person or entity owns any beneficial interest, is a party to any Contract or transaction relating to the Purchased Assets.

Section 3.16. No Other Representations or Warranties. THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III (AS MODIFIED BY THE SELLER DISCLOSURE LETTER OR ANY ANNEX), IN ANY RELATED DOCUMENT TO WHICH SELLER IS A PARTY OR IN ANY CERTIFICATE DELIVERED HERETO OR THERETO, CONSTITUTE THE EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF SELLER IN CONNECTION WITH, ARISING OUT OF, OR WITH RESPECT TO, THE CONTEMPLATED TRANSACTIONS.

Section 3.17. Non-Reliance. SELLER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE IV OF THIS AGREEMENT, THE OTHER RELATED DOCUMENTS TO WHICH BUYER IS A PARTY AND EACH BUYER REPRESENTATION LETTER (IN EACH CASE, OR IN ANY CERTIFICATE DELIVERED THERETO), NEITHER BUYER NOR ANY OTHER PERSON ON BEHALF OF BUYER MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO BUYER, AND (SUBJECT TO THE EXPRESS REPRESENTATIONS AND WARRANTIES OF BUYER SET FORTH IN ARTICLE IV OF THIS AGREEMENT, THE OTHER RELATED DOCUMENTS TO WHICH BUYER IS A PARTY AND EACH BUYER REPRESENTATION LETTER (IN EACH CASE, OR IN ANY CERTIFICATE DELIVERED THERETO), IN EACH CASE, AS QUALIFIED AND LIMITED BY THE BUYER DISCLOSURE SCHEDULES, SELLER HAS NOT RELIED ON ANY SUCH INFORMATION (INCLUDING THE ACCURACY OR COMPLETENESS THEREOF). NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS AGREEMENT, INCLUDING IN THIS SECTION 3.17, SHALL LIMIT THE RIGHTS OF SELLER TO BRING A CLAIM FOR FRAUD.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

Section 4.1. Organization, Standing and Power. Buyer is a corporation duly organized and validly existing under the Laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now being conducted, except where the failure to have such power or authority or possess such governmental licenses, permits, authorizations or approvals, individually or in the aggregate, has not been and would not reasonably be expected to be material to Buyer, taken as a whole. Buyer is duly qualified or licensed to do business and is in good standing (in jurisdictions that recognize the concept of good standing) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate has not been and would not reasonably be expected to be material to Buyer.

Section 4.2. Authority; Noncontravention.

(a) Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Related Documents and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and the Related Documents by Buyer and the consummation by Buyer of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement, the Related Documents or to consummate the Contemplated Transactions. Each of this Agreement and the Related Documents has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by Seller, constitutes an Enforceable obligation of Buyer in accordance with its terms.

(b) The execution and delivery of this Agreement and the Related Documents by Buyer do not, and the consummation of the Contemplated Transactions and compliance by Buyer with the provisions of this Agreement and the Related Documents will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Buyer under (i) the certificate of incorporation or bylaws of Buyer, (ii) any Contract to which Buyer is a party or any of its respective properties or other assets is subject or (iii) any Law or Order, except in the cases of clauses (ii) and (iii), where the conflict, violation, breach, default, termination, cancellation, acceleration or creation of a Lien, individually or in the aggregate, would prevent, materially impede or materially delay the consummation by Buyer of the Contemplated Transactions (including the payments required to be made pursuant to Article II).

(c) No consent, approval, Order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the Contemplated Transactions.

Section 4.3. Buyer Capitalization; Valid Issuance.

(a) The authorized capital stock of Buyer consists of 120,000,000 shares of Solid Shares and 10,000,000 shares of Solid Preferred Stock. Buyer’s disclosure of its issued and outstanding capital stock in its most recent SEC Filing containing such disclosure was accurate in all material respects as of the date indicated in such SEC Filing.

(b) All of the outstanding shares of Solid Capital Stock have been duly authorized and validly issued and are fully paid, non-assessable; none of such shares were issued in violation of any preemptive rights or similar rights; and such shares were issued in compliance in all material respects with applicable state and federal securities laws and any rights of third parties. Except for (a) stock options and restricted stock units approved pursuant to Buyer stock- based compensation plans described in the SEC Filings and (b) warrants disclosed in the SEC Filings, there are no outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which Buyer is or may be obligated to issue any equity securities of any kind, except as contemplated by this Agreement.

Section 4.4. Financing. Buyer has, and at the Closing shall have, sufficient funds, funding options and/or existing liquidity facilities to permit Buyer to consummate the Contemplated Transactions, and with respect to the payment of Royalties and Milestone Consideration, as of the date hereof, Buyer has sufficient funds, funding options and existing liquidity facilities to permit Buyer to pay each Royalty and Milestone Consideration if, as and when payable.

Section 4.5. Litigation. As of the date of this Agreement, there is no Action pending (or, to the knowledge of Buyer, threatened in writing) against Buyer that would, or would be reasonably likely to materially delay, restrain, prevent, enjoin or otherwise prohibit the execution, delivery and performance by Buyer of this Agreement and the Contemplated Transactions.

Section 4.6. No Buyer Vote Required. No vote or action of the stockholders of Buyer is required by applicable Law, the Buyer Charter or otherwise, in order for Buyer to consummate the Contemplated Transactions, including the payment or issuance of the Milestone Consideration or payment of Royalties, if and when payable or issuable in accordance with and subject to Section 2.6 and Section 2.7, respectively.

Section 4.7. Issuance of Solid Shares. The issuance and delivery of Solid Shares in accordance with this Agreement has been, or will be prior to such issuance, duly authorized by all necessary corporate action on the part of Buyer and, when issued as contemplated hereby, such Solid Shares shall be duly and validly issued, fully paid and nonassessable. Such Solid Shares when so issued and delivered in accordance with the provisions of this Agreement, shall be free and clear of all Liens, other than restrictions on transfer created by applicable securities Laws or the terms of this Agreement and will not have been issued in violation of applicable Laws, applicable Nasdaq rules or regulations, or any preemptive rights or rights of first refusal or similar rights.

Section 4.8. Financial Statements. The financial statements included in each SEC Filing filed prior to the date hereof comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing (or to the extent corrected by a subsequent restatement) and present fairly, in all material respects, the consolidated financial position of Buyer as of the dates shown and its consolidated results of operations and cash flows for the periods shown, subject in the case of unaudited financial statements to normal, immaterial year-end audit adjustments, and such consolidated financial statements have been prepared in conformity with GAAP (except as may be disclosed therein or in the notes thereto, and except that the unaudited financial statements may not contain all footnotes required by GAAP, and, in the case of quarterly financial statements, except as permitted by Form 10-Q under the Exchange Act). Except as set forth in the financial statements of Buyer included in the SEC Filings filed prior to the date hereof, Buyer has not incurred any liabilities, contingent or otherwise, except those incurred in the ordinary course of business, consistent (as to amount and nature) with past practices since the date of such financial statements.

Section 4.9. Compliance with Nasdaq Continued Listing Requirements. Buyer is in compliance with all applicable Nasdaq continued listing requirements as of the date hereof.

Section 4.10. SEC Filings; Securities Law and Other Matters.

(a) Buyer has filed or furnished, as applicable, on a timely basis, all reports, schedules, forms, statements and other documents required to be filed by Buyer under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the three-year period preceding the date hereof (collectively, the “SEC Filings”). At the time of filing thereof, the SEC Filings complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC thereunder, and none of the SEC Filings, when filed or furnished, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Buyer is eligible to register securities on Form S-3 under the Securities Act.

(c) The Solid Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed on Nasdaq and Buyer has taken no action designed to, and will not take any action to, terminate the registration of the Solid Shares under the Exchange Act or delisting the Solid Shares from Nasdaq in a manner intended to deprive Seller of any consideration payable to Seller in respect of such shares, nor has Buyer received any notification that the SEC or Nasdaq is contemplating terminating such registration or listing.

Section 4.11. No Other Representations or Warranties. THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV (AS MODIFIED BY THE BUYER DISCLOSURE LETTER OR ANY ANNEX), IN ANY RELATED DOCUMENT TO WHICH BUYER IS A PARTY OR IN ANY CERTIFICATE DELIVERED HERETO OR THERETO, CONSTITUTE THE EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF BUYER IN CONNECTION WITH, ARISING OUT OF, OR WITH RESPECT TO, THE CONTEMPLATED TRANSACTIONS.

Section 4.12. Non-Reliance. BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III OF THIS AGREEMENT, THE OTHER RELATED DOCUMENTS TO WHICH SELLER IS A PARTY AND EACH SELLER REPRESENTATION LETTER (IN EACH CASE, OR IN ANY CERTIFICATE DELIVERED THERETO), NEITHER SELLER NOR ANY OTHER PERSON ON BEHALF OF SELLER MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO SELLER, AND (SUBJECT TO THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN

ARTICLE III OF THIS AGREEMENT, THE OTHER RELATED DOCUMENTS TO WHICH SELLER IS A PARTY AND EACH SELLER REPRESENTATION LETTER (IN EACH CASE, OR IN ANY CERTIFICATE DELIVERED THERETO), IN EACH CASE, AS QUALIFIED AND LIMITED BY THE SELLER DISCLOSURE SCHEDULES, BUYER HAS NOT RELIED ON ANY SUCH INFORMATION (INCLUDING THE ACCURACY OR COMPLETENESS THEREOF). NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS AGREEMENT, INCLUDING IN THIS SECTION 4.12, SHALL LIMIT THE RIGHTS OF BUYER TO BRING A CLAIM FOR FRAUD.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1. Diligence Efforts. Buyer, itself or through its Affiliates or licensees, will use Commercially Reasonable Efforts to develop and seek Regulatory Approval for at least one Product in the Field in each of the US Territory and the European Territory and, to the extent that Regulatory Approval is received in the US Territory or the European Territory, to commercialize such Product in the Field in such territory. Buyer shall not knowingly take any action (or fail to take any action) for the primary purpose of avoiding (a) the achievement of any of the Milestone Event or (b) payment of any Milestone Consideration.

Section 5.2. Anti-Shelving. In the event Buyer and its Affiliates cease all research, development, and commercialization activities and other Exploitation with respect to any Product for a period of at least [**], and such cessation is not due to a fact, circumstance or requirement outside of Buyer’s reasonable control, including a requirement of a Regulatory Authority, such cessation shall be deemed a material breach of Section 5.1, and Seller shall have the right to exercise the Reversion Rights provided in Section 5.11.

Section 5.3. Joint Steering Committee.

(a) Establishment and Responsibilities. The Parties will establish a joint steering committee (“JSC”) within [**] following the Closing Date. The JSC will (i) serve as a forum for the exchange of information regarding the development of the FA Asset and Products, and (ii) oversee the conduct of the Technology Transfer.

(b) Membership. The JSC will consist of an equal number of representatives for each Party, with at least [**] representatives appointed by each Party. A Party may change any of its representatives on the JSC at any time with a new person (with appropriate expertise to replace the outgoing member) by giving written notice to the other Party. One member of the JSC will serve as secretary of the JSC at each JSC meeting, and the secretary will alternate from meeting to meeting between a Seller member and a Buyer JSC member.

(c) Meetings. Once established, the JSC will meet as frequently as Seller and Buyer mutually agree upon as appropriate, but no less than [**] per calendar year. Meetings of the JSC will be effective only if at least one (1) representative of each Party is present or participating. The JSC may meet either (i) in person at either Party’s facilities (alternating between the facilities of Seller and Buyer) or at such locations as the Parties may otherwise agree or (ii) by audio or video teleconference. Other representatives of each Party may attend meetings as non- voting participants, subject to the confidentiality provisions set forth in Section 5.5.

(d) Authority; Decision-Making. The JSC will serve as a forum for exchange of information relating to the development of the FA Asset and Products, and will have no decision-making authority. The JSC will not have any power to (i) modify or amend the terms and conditions of this Agreement, (ii) waive either Party’s compliance with, or determine that either Party has or has not fulfilled, the terms and conditions of this Agreement, or (iii) determine any issue in a manner that would conflict with, expand, or reduce the express terms and conditions of this Agreement. Buyer shall consider any comments and recommendations from Seller’s members of the JSC in good faith.

(e) Exchange of Information. Buyer will keep Seller reasonably informed as to its progress and activities in material aspects relating to the development of the Product in the Territory, by way of updates to JSC at their meetings. In connection therewith, Buyer will provide to Seller high-level progress reports in the form and containing the same substance as provided to UPenn under the UPenn License (with the same frequency as provided thereto), within [**] following the provision of such reports to UPenn.

(f) Discontinuation. The JSC will disband and will have no further authority hereunder upon the completion of the [**].

(g) Expenses. Each Party will be responsible for all of its own expenses incurred in connection with participating in the JSC meetings.

Section 5.4. Technology Transfer and Assistance.

(a) Technology Transfer. Seller will transfer or make available to (or will use commercially reasonable efforts to cause its vendors and contractors to transfer or make available to, as applicable), Buyer or its designee (i) all Books and Records described on Annex 1.1(a), (ii) all Product Inventory set forth on Annex 1.1(b), (iii) all tangible embodiments of the Seller Intellectual Property set forth on Annex 1.1(c) and (iv) the FA Asset sequence set forth on Annex 1.1(d), in each case, to the extent within Seller’s possession and control, promptly following the Closing Date, and in no event more than [**] after the receipt of the consideration set forth in Section 2.5(d) (the “Technology Transfer”). Seller will effect the Technology Transfer to Buyer (or its applicable designee(s)), through the method of delivery reasonably agreed upon by Seller and Buyer in advance of the Closing, which shall be through (x) electronic delivery or (y) access to Seller’s “data room” or other cloud-based storage software (in the case of (x) and (y), all electronically stored files within Seller’s possession and control must be able to be downloaded by Buyer, and any documents that may require edits or modifications upon transfer to Buyer shall be provided in Microsoft Word format).

(b) Assistance. From the Closing Date until the later of (i) the date of IND Clearance for the first Product by the FDA or (ii) the date that is [**] following the Closing Date, Seller will make available to Buyer or its designees such personnel of Seller as may reasonably be requested by Buyer to assist Buyer in connection with understanding the content, or implementing or using the content, of the Technology Transfer. In addition, at the request of Buyer, Seller will use reasonable efforts to facilitate the (i) cooperation of any Seller vendor or contractor in connection with providing such assistance and (ii) UPenn’s [**], in the case of clause (ii), to the extent not completed prior to the Closing Date.

Section 5.5. Confidentiality; Non-Solicitation.

(a) Confidentiality.

(i) Each of Buyer and Seller acknowledges that the information provided to them in connection with this Agreement and the consummation of the Contemplated Transactions is subject to the terms of the Confidentiality Agreement. Effective upon, and only upon, the Closing, the Confidentiality Agreement will terminate with respect to information included in or related to the Purchased Assets, and such information will be deemed to have been provided under this Agreement and subject to this Section 5.5.

(ii) For purposes of this Agreement, “Confidential Information” will include any and all confidential or proprietary information, whether or not patentable and in any form (written, oral, photographic, electronic, magnetic, or otherwise), including information of Third Parties, that a Party (or an Affiliate or representative of such Party) discloses or otherwise makes available to the other Party (or to an Affiliate or representative of such Party) in connection with this Agreement. Notwithstanding the foregoing, any information, knowledge and data contained or included in the Purchased Assets or related to the Business, including Seller Intellectual Property, will be the Confidential Information of Buyer, regardless of which Party is the disclosing Party with respect to such information, knowledge or data. The terms and conditions of this Agreement will be the Confidential Information of both Parties.

(iii) Each Party agrees that, for a period of [**] following receipt of Confidential Information, it will keep confidential and will not publish or otherwise disclose and will not use for any purpose other than as provided for in this Agreement or any Reversion Agreement (including for the exercise of the rights granted to such Party hereunder) any Confidential Information of the other Party, except to the extent expressly agreed in writing by the other Party. The foregoing confidentiality and non-use obligations will not apply with respect to any information that the receiving Party can demonstrate by competent written proof:

(A) was in the lawful knowledge and possession of the receiving Party prior to the time it was disclosed by the disclosing Party to the receiving Party, or was otherwise developed independently by or for the receiving Party without use of or reference to the disclosing Party’s Confidential Information, as evidenced by written records kept in the ordinary course of business, or other documentary proof of actual use by the receiving Party;

(B) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(C) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; or

(D) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who, to the knowledge of the receiving Party, had no obligation to the disclosing Party not to disclose such information to others.

(iv) If a Party is required by applicable Law or judicial or administrative process to disclose Confidential Information that is subject to the non-disclosure provisions of this Section 5.5(a), such Party may disclose such Confidential Information as so required; provided, that such Party will to the extent reasonably practicable inform the other Party of the disclosure that is being sought in order to provide such other Party an opportunity to challenge or limit the disclosure obligations, and, if requested by the other Party, cooperate in all reasonable respects with the other Party’s efforts to obtain confidential treatment or a protective order with respect to any such disclosure. Confidential Information that is disclosed as required by applicable Law or by judicial or administrative process will remain otherwise subject to the confidentiality and non-use provisions of this Section 5.5(a), and the Party so disclosing Confidential Information will (A) take all steps reasonably necessary to endeavor to ensure the continued confidential treatment of such Confidential Information and (B) disclose such Confidential Information only to the extent required by such applicable Law or judicial or administrative process.

(v) Notwithstanding anything to the contrary in this Section 5.5(a), the receiving Party may disclose the disclosing Party’s Confidential Information if and to the extent such disclosure is reasonably necessary in the following instances: (A) to its actual or potential acquirors, investors, lenders or other similar sources of financing solely for the purpose of evaluating or carrying out an actual or potential investment, loan, financing or acquisition; (B) to its Affiliates, employees, consultants, agents, and, in the case of Buyer, actual or potential licensees or contractors to exercise its rights or perform its obligations in accordance with the terms of this Agreement; and (C) to its external attorneys, independent accountants or financial advisors solely for the purpose of enabling such attorneys, independent accountants or financial advisors to provide advice to it with respect to this Agreement or the activities contemplated hereunder; provided, that in each case ((A) through (C)) such Person is subject to a written agreement containing obligations of confidentiality and non-use at least as stringent as those herein (or without such agreement for recipients that are financial or legal advisors under a professional code of conduct giving rise to an expectation of confidentiality and non-use at least as restrictive as those set forth in this Agreement), and where the applicable disclosure is of the terms of this Agreement, each Party will redact confidential or commercially sensitive information or other information that is not relevant to the purpose of the applicable disclosure.

(b) Non-Solicitation. Seller agrees that for a period of [**] commencing upon the Closing Date, Seller will not, directly or indirectly, recruit or otherwise solicit any employee of Buyer or any of its Affiliates (each, a “Business Partner”) to terminate or diminish its employment relationship with Buyer or any of its Affiliates after the Closing; provided, (i) nothing herein shall prohibit Seller from hiring, retaining, employing or otherwise engaging, or attempting to hire, retain, employ or engage, any Business Partner who was terminated by Buyer or its Affiliates at least [**] prior to Seller’s initial contact with such Business Partner for the purpose of attempting to hire, retain, employ or otherwise engage such Business Partner, and (ii) placing a general solicitation, advertisement or posting not targeting the employees, independent contractors or consultants of Buyer or its Affiliates.

(c) Injunctive Relief. Each Party understands that a breach of this Section 5.4 by the other Party may cause irreparable harm which may not be adequately compensated by money damages. Accordingly, in the event of a breach or threatened breach by either Party of this Section 5.4, the non-breaching Party or, as applicable, any of its Affiliates will be entitled to seek injunctive or other equitable relief to enforce the provisions hereof (without need to post bond), in addition to and not in the alternative to such other remedies to which such Party or its Affiliates may be entitled, including the recovery of money damages.

Section 5.6. Certain Tax Matters.

(a) Transfer Taxes. All recordation, transfer, documentary, sales, value added, use, stamp, conveyance or other similar Taxes, duties or governmental charges, and all recording or filing fees or similar costs, imposed or levied by reason of, in connection with or attributable to this Agreement or the Acquisition (collectively, “Transfer Taxes”) will be borne equally between Seller and Buyer. Transfer Taxes will be timely paid, and all applicable filings, reports and returns will be filed, as provided by applicable Law. The paying Party (if not specified as the responsible Party therefor) will be entitled to reimbursement from the non-paying Party in accordance with this Section 5.6(a).

(b) Proration of Taxes. All real and personal property Taxes, and other ad valorem Taxes with respect to the Purchased Assets for a taxable period that includes (but does not end on) the Closing Date will be prorated on a per diem basis between Seller and Buyer on the Closing Date.

(c) Tax Withholding. Buyer and any other applicable withholding agent will be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts payable pursuant to or as contemplated by this Agreement or any Related Document any Taxes or other amounts required under the Code or any applicable Law to be deducted and withheld. To the extent that any such amounts are so deducted or withheld and properly remitted to the appropriate Taxing Authority, such amounts will be treated for all purposes of this Agreement and any Related Document as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding anything to the contrary in this Agreement, any compensatory amounts payable pursuant to or as contemplated by this Agreement will be remitted by the applicable payer to the applicable employer for payment through such employer’s payroll procedure in accordance with applicable Law.

(d) Cooperation and Exchange of Information. To the extent relevant to the Business or the Purchased Assets, each of Seller and Buyer will (i) provide the other with such assistance as may reasonably be requested by the other Party in connection with the preparation of any Tax Return, audit or other examination by any Taxing Authority or Action relating to liability for Taxes in connection with the Business or the Purchased Assets, (ii) retain (for a period of [**] after the Closing) and provide the other with any records or other information that may be relevant to such Tax Return, audit or examination, Action or determination and (iii) provide the other with any final determination of any such audit or examination, Action or determination that affects any amount required to be shown on any Tax Return of the other for any period.

Section 5.7. Public Announcements. Seller and its Affiliates will not issue any press release or otherwise make any public statement with respect to the provisions of this Agreement or the Contemplated Transactions without the prior written consent of Buyer. Buyer or its Affiliates may issue a press release or otherwise make any public statement with respect to the provisions of this Agreement or the Contemplated Transactions without the prior written consent of Seller, as long as Buyer provides Seller with (i) a copy of such press release or public statement prior to the issuance thereof and (ii) a reasonable opportunity to comment thereon, which comments Buyer will consider in good faith. Notwithstanding anything to the contrary in this Agreement or any Related Document, either Party may issue a press release or make a public statement with respect to the Contemplated Transactions as may be required by Law or any listing agreement with any applicable securities exchange or market, in which case such Party shall use reasonable best efforts to consult with the other Party regarding the contents thereof prior to issuing any such press release or making any such public statement or public announcement and shall consider in good faith any comments proposed by such other Party. The foregoing will not limit any non-public equity holder communication of either Party or any disclosure made in connection with a court pleading.

Section 5.8. Expenses; UPenn IND Payment.

(a) Except as expressly set forth herein, each of Seller and Buyer will bear its own costs and expenses incurred in connection with this Agreement and the Contemplated Transactions.

(b) Following a UPenn IND Payment becoming due pursuant to the Second UPenn Amendment, Buyer will provide an invoice to Seller and Seller will promptly, but in any event within [**] of receipt of such invoice or notice, pay such UPenn IND Payment directly to UPenn by wire transfer of immediately available funds.

Section 5.9. Further Assurances and Approvals.

(a) Seller will at any time and from time to time after the Closing Date and for no further consideration, upon the request of Buyer, execute, acknowledge, deliver and file, or cause to be done, executed, acknowledged, delivered or filed, all such further acts, deeds, transfers, conveyances, assignments or assurances as may be reasonably required for the better transferring, conveying, assigning, assuring and vesting to and in Buyer, or for the aiding and assisting in the reducing to possession by Buyer of, Seller’s right, title and interest in and to any of the Purchased Assets or Assumed Liabilities, or as may otherwise be necessary to carry out the purposes of this Agreement and the Related Documents and the consummation of the Contemplated Transactions (including transferring (or upon Buyer’s request, providing Buyer or its Affiliates with access to the premises or systems of Seller to so transfer), at no additional cost to Buyer, Seller’s right, title and interest in and to any Purchased Asset or Assumed Liability contemplated by this Agreement to be transferred to Buyer at the Closing and that was not so transferred at the Closing).

(b) If, after the Closing, Buyer or any of its Affiliates possesses any Excluded Asset, Buyer will, or will cause its Affiliates to, transfer such asset to Seller at no cost to Seller. If, after the Closing, Seller or any of its Affiliates possesses any Purchased Asset, Seller will, or will cause its Affiliates to, transfer such asset to Buyer at no cost to Buyer.

(c) From and after the Closing, Seller will refer all inquiries and other communications (whether written or oral) in respect of the Business to Buyer, and will promptly inform Buyer of such inquiries and communications. At Buyer’s request, Seller will reasonably cooperate with Buyer to facilitate Buyer’s communication with such Person’s inquiry or other communication in respect of the Business.

Section 5.10. Lock-Up.

(a) During each period commencing on the date on which Buyer has received all of the following from Seller: (i) a Milestone Invoice, (ii) all necessary documentation from Seller reasonably required by Buyer to issue the Solid Shares (including, without limitation, “live validation” and all account and other similar information required by Buyer to transfer the Solid Shares to Seller) and (iii) in the case of the First Stock Consideration Issuance, Seller’s delivery of a signature page to the Voting Rights Agreement; and ending on the earlier of (A) the date that is [**] following such date or (B) the date upon which Buyer files for, or becomes subject to a proceeding for, bankruptcy, reorganization, liquidation, dissolution or similar process (each, a “Lock-Up Period”), Seller will not directly or indirectly, in any single transaction or series of related transactions, sell, assign, pledge, hypothecate or otherwise transfer (or enter into an obligation or agreement regarding the future sale, assignment, pledge or transfer of) (a “Transfer”) (I) more than [**] of the aggregate Solid Shares then held by Seller during the first [**] of the Lock-Up Period, or (II) more than [**] of the remaining aggregate Solid Shares then held by Seller during any subsequent [**] period of the Lock-Up Period, in either case ((I) or (II)), other than (1) any Transfer of Solid Shares by Seller to an Affiliate of Seller, (2) any Transfer required by Law or (3) any Transfer that has ben approved in advance by the Board of Directors of Buyer or a duly authorized committee thereof. Any attempted Transfer in violation of this Section 5.10 will be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the Transfer restrictions set forth herein. For the avoidance of doubt, a new Lock-Up Period with respect to the Solid Shares held by Seller will commence after any payment by Buyer to Seller of Milestone Shares as Milestone Consideration pursuant to Section 2.6.

(b) Following the Lock-Up Period, Seller will be entitled to Transfer any Solid Shares in its sole discretion, provided that Seller will not directly or indirectly, in any single transaction or series of related transactions, Transfer any Solid Shares:

(i) other than in accordance with all applicable Laws and the other terms and conditions of this Agreement; or

(ii) to a Person who has filed or is party of a “group” (as defined in Section 13(d) of the Exchange Act) that has filed a Schedule 13D with the SEC in respect of Solid Shares; provided, that such restriction will not apply to Transfers (A) into the public market pursuant to a bona fide, broadly distributed public offering, in each case made pursuant to the registration rights herein, (B) through a bona fide sale into the public market without registration effectuated pursuant to Rule 144 under the Securities Act or (C) in connection with a merger, tender offer or exchange offer or other business combination, acquisition of assets or similar transaction or any change of control transaction involving Buyer (which such transaction has been approved by the Board of Directors of Buyer).

Section 5.11. Reversion Rights.

(a) In the event of Buyer’s (i) material breach of its diligence obligations under Section 5.1 that remains uncured [**] after Buyer’s receipt of notice of such breach from Seller, (ii) public announcement that it intends to terminate all Exploitation of Products or (iii) written notice to Seller that it intends to terminate all Exploitation of Products, then Seller may in Seller’s sole discretion, upon written notice to Buyer (a “Reversion Notice”), elect to exercise the reversion rights set forth in this Section 5.11 (the “Reversion Rights”), effective as of the date Seller delivers the Reversion Notice to Buyer. In such event:

(i) The Parties will promptly, for a period not to exceed [**] following Buyer’s receipt of a Reversion Notice, provided that such period shall be automatically extended for an additional [**] so long as the Parties continue to negotiate in good faith (such period, the “Negotiation Period”), negotiate in good faith a written agreement (the “Reversion Agreement”) pursuant to which: (A) Buyer would transfer and assign to Seller (I) all of Buyer’s right, title and interest in and to the Purchased Assets (including the UPenn License and the Technology licensed pursuant thereto) and (II) all Regulatory Documentation and Regulatory Approvals relating to any Reversion Product(s); (B) at Seller’s election and request, Buyer would grant to Seller and its Affiliates a license under the Grant-Back Intellectual Property solely to the extent necessary for Seller and its Affiliates to Exploit any Reversion Product in the Field in the Territory, (C) Buyer would orderly wind-down or transfer, at Seller’s election, the conduct of any ongoing Clinical Trials for any Product(s), in accordance with applicable Law and taking into account patient safety matters, and (D) Buyer would transfer to Seller any Product Inventory transferred to Buyer pursuant to Section 5.4 that (I) has not been used in [**] or (II) has been used only for [**]. Without limiting the foregoing, the license grant set forth in the foregoing clause (B) will be royalty-bearing, and the Parties will negotiate in good faith a reasonable royalty on Annual Net Sales (as such term applies to the sale of Reversion Products that use or incorporate Grant-Back Intellectual Property by or on behalf of Seller or any of its Affiliates or licensees or sublicensees, mutatis mutandis) of such Reversion Products by or on behalf of Seller or any of its Affiliates or licensees or sublicensees in the Territory.

(ii) If Seller exercises the Reversion Right prior to the achievement of Milestone Event No. 1, Buyer will promptly pay Seller the prorated costs of any Product Inventory transferred to Buyer pursuant to clause (D) of Section 5.11(a)(i) that is not in usable condition at the time of transfer to Seller due to Buyer’s (or its Affiliates’, Subsidiaries or their respective vendors’) failure to use, store, handle, or transport such Product Inventory in accordance with applicable Law.

(iii) Notwithstanding anything to the contrary in this Section 5.11, at the request of any Third Party licensee of Buyer under the Purchased Assets, Seller will grant to such former licensee a direct license on the same terms granted to such licensee by Buyer, taking into account any difference in license scope, territory and duration of sublicense grant, provided, that (i) such former licensee is not then in default of its license agreement, (ii) agrees in writing to comply with the terms of such new license agreement and (iii) such license agreement with any such former licensee was in effect prior to the date of the Reversion Notice and was entered into on commercially reasonable terms and negotiated on an arm’s length basis.

(iv) Subject to the Reversion Agreement (including any obligation set forth in the Reversion Agreement for Buyer to transfer, rather than wind-down, any ongoing Clinical Trials), Buyer will be responsible for the prompt wind-down of Buyer’s, its Affiliates’ and its and their licensees’ Exploitation of any Reversion Product(s) in compliance with applicable Law; provided, that during the [**] period following the effective date of termination, Buyer and its Affiliates and its and their licensees will have the right to sell or otherwise dispose of all any Reversion Product(s) then in its or their respective inventory and any in-progress inventory, provided, further, that Buyer will continue to make payments to Seller on Annual Net Sales of such Reversion Product(s) in accordance with Section 2.6 and Section 2.7.

(v) Notwithstanding anything to the contrary in Section 5.11(a), if Buyer disputes in good faith the existence or materiality of a breach specified in a Reversion Notice, and Buyer provides Seller notice of such dispute within [**], then Seller will not have the Reversion Rights set forth in Section 5.11(a) unless and until it is determined in accordance with Section 7.8 that Buyer has materially breached it diligence obligations under Section 5.1 of this Agreement and has failed to cure such breach within [**] from the date of the Reversion Notice.

(b) If Seller delivers a Reversion Notice to Buyer, then Seller agrees that the Reversion Right shall be its sole and exclusive remedy for such material breach, announcement or notice, provided that the Parties enter into a Reversion Agreement as provided by Section 5.11(a) within the Negotiation Period. In the event Parties are unable to enter into a Reversion Agreement within the Negotiation Period, the delivery of a Reversion Notice to Buyer shall have no impact on, and the rights set forth in this Section 5.11 shall be in addition to any other rights or remedies to which Seller is entitled at law or in equity (including the Seller’s ability to receive legal damages or equitable relief, with respect to any material breach of this Agreement).

ARTICLE VI

INDEMNIFICATION

Section 6.1. Indemnification of Buyer.

(a) Subject to the limitations set forth in this Article VI, from and after the Closing, Seller will indemnify and hold harmless each of Buyer and its Affiliates and each of their respective officers, directors, employees, equity holders, agents, Affiliates and Representatives (each, a “Buyer Indemnified Party”) from and against, and compensate and reimburse each Buyer Indemnified Party for, the aggregate amount of any Losses incurred by such Buyer Indemnified Party, whether or not arising from, relating to or otherwise in connection with a claim of a Third Party (each, a “Third Party Claim”), as a result of, arising out of or from, directly or indirectly:

(i) any breach of or inaccuracy in any representation or warranty set forth in Article III (other than Fundamental Representations) or in any Seller Representation Letter as such representation or warranty would read had all references to “material,” “materiality,” “substantial compliance” or any similar materiality qualifications, been deleted therefrom;

(ii) any breach by Seller of any Fundamental Representation;

(iii) any breach or violation of, or failure to perform by Seller of any covenant or agreement of Seller contained in this Agreement or any Related Document or Seller Representation Letter;

(iv) any claim of Fraud committed by Seller solely in respect of (A) a breach of the representations and warranties set forth in Article III or (B) the negotiation, execution, delivery, or performance of this Agreement;

(v) any Excluded Liabilities or Excluded Assets; and

(vi) the portion of any Transfer Taxes and prorated Taxes allocated to Seller pursuant to Section 5.6.

(b) Notwithstanding anything to the contrary contained herein:

(i) no Buyer Indemnified Party will be entitled to be indemnified pursuant to Section 6.1(a)(i) unless and until the aggregate of all Losses for which the Buyer Indemnified Parties would, but for this Section 6.1(b), be entitled to indemnification hereunder exceeds on a cumulative basis $[**] (the “Seller Indemnity Threshold”), at which time the Buyer Indemnified Parties will be entitled to be indemnified and held harmless by Seller for and against the full amount of such aggregate Losses, including the amount of the Seller Indemnity Threshold; provided, however, that the foregoing Seller Indemnity Threshold of this Section 6.1(b) will not apply to Losses for which the Buyer Indemnified Parties may be entitled pursuant to Section 6.1(a)(ii) or Section 6.1(a)(iv); and

(ii) other than Losses for which the Buyer Indemnified Parties may be entitled pursuant to Section 6.1(a)(iv) in no event will the aggregate amount of Losses for which the Buyer Indemnified Parties will be indemnified and held harmless and entitled to recover (i) under Section 6.1(a)(i) exceed [**] percent ([**]%) of the Indemnity Liability Cap; (ii) pursuant to Section 6.1(a)(ii), exceed the Indemnity Liability Cap; or (iii) under Section 6.1(a)(iii) exceed an amount equal to the Greater Liability Cap.

Section 6.2. Indemnification of Seller Indemnified Parties.

(a) Subject to the limitations set forth in this Article VI, from and after the Closing, Buyer will indemnify Seller and its Affiliates and each of their respective officers, managers, directors, employees, equity holders, agents, Affiliates and Representatives (each a “Seller Indemnified Party”) from and against, and compensate and reimburse each Seller Indemnified Party for, any Losses incurred by such Seller Indemnified Party, whether or not arising from, relating to or otherwise in connection with a Third Party Claim, as a result of, arising out of or from, directly or indirectly:

(i) any breach of or inaccuracy in any representation or warranty set forth in Article IV or in any Buyer Representation Letter, as such representation or warranty would read had all references to “material,” “materiality,” “substantial compliance” or any similar materiality qualifications, been deleted therefrom;

(ii) any breach or violation of, or failure to perform by Buyer of any covenant or agreement of Buyer contained in this Agreement or any Related Document;

(iii) any claim of Fraud committed by Buyer solely in respect of (A) a breach of the representations and warranties set forth in Article IV or (B) the negotiation, execution, delivery, or performance of this Agreement;

(iv) the portion of any Transfer Taxes and prorated Taxes allocated to Buyer pursuant to Section 5.6; and

(v) any Assumed Liabilities.

(b) Notwithstanding anything to the contrary contained herein:

(i) no Seller Indemnified Party will be entitled to be indemnified pursuant to Section 6.2(a)(i) unless and until the aggregate amount of all Losses for which Seller Indemnified Parties would, but for this Section 6.2(b)(i), be entitled to indemnification hereunder exceeds on a cumulative basis $[**] (the “Buyer Indemnity Threshold”), at which point the Seller Indemnified Parties will be entitled to be indemnified and held harmless by Buyer for and against the full amount of such Losses, including the amount of the Buyer Indemnity Threshold; provided, however, that the foregoing Buyer Indemnity Threshold of this Section 6.2(b)(i) will not apply to Losses for which the Seller Indemnified Parties may be entitled pursuant to Section 6.2(a)(iii); and

(ii) other than Losses for which the Seller Indemnified Parties may be entitled pursuant to Section 6.2(a)(iii) in no event will the aggregate amount for which Seller Indemnified Parties will be indemnified and held harmless and entitled to recover (i) under Section 6.2(a)(i) exceed the Indemnity Liability Cap; or (ii) under Section 6.2(a)(ii), exceed an amount equal to the Greater Liability Cap. For clarity, the Greater Liability Cap will not be construed hereunder as a limitation on any payment obligation otherwise due and payable by Buyer pursuant to Section 2.6 (with respect to an achieved Milestone Event) or Section 2.7 (with respect to earned Royalties).

Section 6.3. Indemnification Claims.

(a) In order for a Buyer Indemnified Party or a Seller Indemnified Party (an “Indemnified Party”) to be entitled to any indemnification provided for under Section 6.1 or Section 6.2 in respect of, arising out of or involving a Third Party Claim, such Indemnified Party must notify, with respect to a claim for indemnification pursuant to Section 6.1, Seller, or, with respect to a claim for indemnification pursuant to Section 6.2, Buyer (each, an “Indemnifying Party”) in writing of the Third Party Claim (including in such notice a brief description of the applicable claim(s), including damages sought or estimated, to the extent actually known by such Indemnified Party) within [**] after receipt by such Indemnified Party of actual notice of the Third Party Claim; provided, however, that failure to give such notification or any deficiency in such notification will not affect the indemnification provided under Section 6.1 or Section 6.2 except to the extent that the Indemnifying Party has been actually prejudiced as a result of such failure or deficiency. The Indemnifying Party will have the right to undertake the defense or opposition to such Third Party Claim (at the Indemnifying Party’s expense) with counsel selected by it and reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party gives written notice to the Indemnified Party within [**] after it has been notified of the Third Party Claim that it will defend the Indemnified Party against such Third Party Claim and the Indemnifying Party acknowledges its obligation to indemnify the Indemnified Party for all Losses related to such Third Party Claim, (ii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party, (iii) the Third Party Claim does not relate to or arise in connection with Taxes, any purported class action, or any criminal or regulatory enforcement Action, (iv) the amount claimed in such Third Party Claim, taken together with the reasonably estimated costs of defense thereof and the claimed amount with respect to any unresolved claims for indemnification under this Article VI then pending, is (A) greater than the Seller Indemnity Threshold (if Seller is the Indemnifying Party) or the Buyer Indemnity Threshold (if Buyer is the Indemnifying Party) and (B) if applicable, less than the Indemnity Liability Cap, (v) the Indemnified Party has not been advised in writing by outside counsel that a legal conflict exists between the Indemnified Party and the Indemnifying Party in connection with conducting the defense of the Third Party Claim, (vi) the Third Party Claim does not allege the infringement of the Intellectual Property Rights of any Person by the Indemnified Party, (vii) settlement of, an adverse Order with respect to, or conduct of the defense of the Third Party Claim by the Indemnifying Party is not, in the good faith judgment of the Indemnified Party, likely to be materially adverse to the Indemnified Party’s or its Affiliates’ reputation or continuing business interests (including its relationships with current or potential customers, licensors, distributors, suppliers or other parties material to the conduct of its business) and (viii) the Indemnifying Party diligently and vigorously and in good faith conducts the defense of the Third Party Claim. The Indemnifying Party may not settle any Third Party Claim without the prior written consent of the Indemnified Party unless (1) the claimant in such Third Party Claim provides to the Buyer Indemnified Parties or Seller Indemnified Parties, as applicable, a full, general and unqualified release from all liability in respect of such Third Party Claim, (2) such settlement does not involve any injunctive relief, (3) such settlement does not create a Lien on any of the assets of the applicable Indemnified Parties or impose any restriction or condition that would apply to or materially affect the applicable Indemnified Parties or the conduct of the applicable Indemnified Parties’ businesses and (4) such settlement does not involve any finding or admission of liability or wrongdoing.

(b) In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement other than in respect of, arising out of or involving a Third Party Claim, such Indemnified Party will deliver notice of such claim to the Indemnifying Party (including in such notice a brief description of the applicable claim(s), including damages sought or estimated, to the extent actually known by such Indemnified Party); provided, however, that failure to give such notification or any deficiency in such notification will not affect the indemnification provided under Section 6.1 or Section 6.2 except to the extent that the Indemnifying Party has been actually prejudiced as a result of such failure or deficiency. If the Indemnifying Party does not notify the Indemnified Party within [**] following its receipt of such notice that the Indemnifying Party disputes the indemnity claimed by the Indemnified Party under Section 6.1 or Section 6.2, such indemnity claim specified by the Indemnified Party in such notice will be conclusively deemed a liability to be indemnified under Section 6.1 or Section 6.2 and the Indemnified Party will be indemnified for the amount of the Losses stated in such notice to the Indemnified Party on demand or, in the case of any notice in which the Losses (or any portion thereof) are estimated, on such later date when the amount of such Losses (or such portion thereof) becomes finally determined, but in all cases subject to the Seller Indemnity Threshold, the Buyer Indemnity Threshold, and the Indemnity Liability Cap, to the extent applicable. If the Indemnifying Party objects in writing to such claim, then the Indemnifying Party and Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties with respect to any such claims within [**] after such objection. If the Indemnifying Party and the Indemnified Party should so agree on a claim during such [**] period, a written memorandum setting forth such agreement with respect to the Losses sought shall be prepared and signed by such parties. If no agreement can be reached after good faith negotiation between the Indemnifying Party and Indemnified Party pursuant to this Section 6.3(b), then applicable Indemnified Party shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of Section 7.8.

(c) The agreed or finally determined amount of Losses for which an Indemnified Party is responsible pursuant to this Section 6.3 shall be deemed the “Owed Damages.”

Section 6.4. Termination of Indemnification Obligations.

(a) The obligations to indemnify and hold harmless an Indemnified Party hereto (i) pursuant to Section 6.1(a)(i) (excluding with respect to the representations and warranties set forth in Section 3.6 (Intellectual Property)) and Section 6.2(a)(i) will terminate when the applicable representation or warranty terminates pursuant to Section 6.4(b), (ii) pursuant to Section 6.1(a)(i) with respect to the representations and warranties set forth in Section 3.6 (Intellectual Property), will terminate when the applicable representation or warranty terminates pursuant to Section 6.4(b), (iii) pursuant to Section 6.1(a)(ii) will terminate when the applicable representation or warranty terminates pursuant to Section 6.4(b), and (iv) pursuant to the other clauses of Section 6.1(a) and Section 6.2(a) will not terminate; provided, however, that as to clauses (i)-(iv) above such obligation to indemnify and hold harmless will not terminate with respect to any claims as to which the Indemnified Party will have, before the expiration of the applicable period, previously delivered a notice of such claim to the Indemnifying Party.

(b) All representations and warranties contained in this Agreement will survive the Closing; provided, however, that except in the case of Fraud (to the extent a Party may claim indemnification pursuant to Section 6.1(a)(iv) or Section 6.2(a)(iii), as applicable, with respect to such Fraud), (i) the Fundamental Representations will terminate on the date that is [**] after the expiration of the applicable statute of limitation (taking into account any tolling periods and other extensions) and (ii) the representations and warranties contained in this Agreement (other than the Fundamental Representations) will terminate on the date that is [**] following the Closing Date. Notwithstanding the foregoing, all representations and warranties contained in a Buyer Representation Letter or a Seller Representation Letter, as applicable, will terminate on the date that is [**] following the date thereof.

(c) The Parties acknowledge and agree that the time periods set forth in this Section 6.4 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the Parties and that they intend for the time periods to be enforced as agreed by the Parties.

Section 6.5. Damages; Remedies.

(a) Except for any claims involving Fraud against any Person who has committed such Fraud, from and after the Closing Date, the rights set forth in this Article VI and Section 5.11 (Reversion Rights) shall be the sole and exclusive remedy of the Indemnified Parties with respect to a breach of a representation or warranty, covenant or obligation set forth in this Agreement. For clarity, the Greater Liability Cap (as applied under Article VI) will not be construed hereunder as a limitation on any payment obligation otherwise due and payable by Buyer pursuant to Section 2.6 (with respect to an achieved Milestone Event) or Section 2.7 (with respect to earned Royalties).

(b) For purposes of this Agreement, all Losses shall be calculated after giving effect to any amounts actually recovered from third parties, including amounts recovered under insurance policies (for the avoidance of doubt, excluding any self-insurance program or similar arrangement) with respect to such Losses, and net of any costs to recover such amounts. Any Losses for which indemnification is sought under this Agreement shall be determined without duplication of recovery due to the facts giving rise to such Losses forming a basis for a claim for recovery under multiple provisions of this Article VI or a breach of more than one representation, warranty, covenant or agreement.

(c) Except as otherwise set forth herein, the rights of each Indemnified Party under this Article VI are cumulative, and each Indemnified Party will have the right in any particular circumstance, in its sole discretion, to enforce any provision of this Article VI without regard to the availability of a remedy under any other provision of this Article VI.

(d) The right of any Indemnified Party to indemnification pursuant to this Article VI will not be affected by any investigation conducted or knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy of any representation or warranty, or performance of or compliance with any covenant or agreement. The waiver of any condition contained in this Agreement based on the breach of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right of any Indemnified Party to indemnification pursuant to this Article VI based on such representation, warranty, covenant or agreement.

Section 6.6. Right of Set-off.

(a) If Buyer is entitled to indemnification for Owed Damages pursuant to Section 6.3, subject to the limitations contained in Section 6.1(b) and this Section 6.6, Buyer shall be and hereby is expressly entitled to set off and withhold the amount of any outstanding or unsatisfied indemnity claim made by a Buyer Indemnified Party or payable by Seller hereunder pursuant to this Article VI, against any payments that are or may become payable by Buyer either at the time of such setoff or at any future time to Seller pursuant to this Agreement, including any Milestone Consideration or Royalties, subject to the requirements of this Section 6.6 (which set off shall be allocated and applied against the next Milestone Consideration or the next Royalty, that is or becomes payable to Seller hereunder (if any), and if such Milestone Consideration or Royalty is insufficient to cover the full amount of Owed Damages, then Buyer shall offset such amount against each subsequent Milestone Consideration, that is or becomes payable to Seller hereunder, if any, until such Owed Damages are satisfied in full and if such Milestone Consideration is insufficient to cover the full amount of Owed Damages, then Buyer shall offset such amount against any Royalties that is or become available in the order in which such Milestone Consideration or Royalty becomes payable to Seller pursuant to the terms hereof); provided that the foregoing shall not in any manner limit the right to recover or method of recovery by Buyer of Losses hereunder.

(b) Notwithstanding anything to the contrary, Buyer must seek to recover Owed Damages as follows: (i) first, the Seller shall pay to an account designated by Buyer or the applicable Buyer Indemnified Party, an amount in cash and/or a number of Solid Shares (which Solid Shares will be valued at the VWAP (with the date of measurement being the date that the applicable Milestone Shares were issued pursuant to Section 2.6), equal to the Owed Damages, and (ii) second, if Seller fails to pay, in the aggregate, an amount in cash and/or a number of Solid Shares (which Solid Shares will be valued at the VWAP (with the date of measurement being the date that the applicable Milestone Shares were issued pursuant to Section 2.6), equal to the Owed Damages within [**], then Buyer may offset the Owed Damages from any Milestone Consideration or Royalties that become due and payable to Seller pursuant to this Agreement for the unpaid portion of the Owed Damages.

(c) If Buyer exercises its right of setoff under this Section 6.6, then Buyer will provide written notice to Seller thereof (including in such notice a summary of the applicable claim(s), including Owed Damages subject to such offset to the extent actually known by Buyer); provided, however, that failure to give such notification or any deficiency in such notification will not affect Buyer’s rights under this Section 6.6. Seller must notify Buyer within [**] following its receipt of such notice that Seller disputes Buyer’s right of set-off under this Section 6.6, and such amount claimed by Buyer will be held by Buyer, to be released to Buyer or Seller, as applicable, after such dispute is finally determined in accordance with the dispute resolution procedures set forth herein. In the case of the exercise of the right to setoff against the payment of any Milestone Shares hereunder, the amount of Owed Damages which may be offset against such payment of Milestone Shares shall be determined as such number of Solid Shares equal to the applicable amount of Owed Damages divided by the VWAP for the Solid Shares (with the date of measurement being the date that the applicable claim for indemnification was made).

Section 6.7. Purchase Price Adjustments. To the extent permitted by applicable Law, any amounts payable under Article VI will be treated by Buyer and Seller as an adjustment to the purchase price for United States federal income Tax purposes.

Section 6.8. Indemnity Payments. In the event that an Indemnifying Party agrees to or is determined to have an obligation to reimburse an Indemnified Party for Losses as provided in this Article VI, except as otherwise set forth in Section 6.6, the Indemnifying Party will promptly pay such amount to the Indemnified Party in Dollars by wire transfer of immediately available funds to the accounts specified in writing by the Indemnified Party.

ARTICLE VII

GENERAL PROVISIONS

Section 7.1. Rules of Construction. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and have together drafted this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

Section 7.2. Notices. All notices, requests, claims, demands and other communications hereunder will be given (and will be deemed to have been duly given upon receipt) (a) by hand delivery, (b) by prepaid overnight courier (providing written proof of delivery), (c) by certified or registered mail (return receipt requested and first class postage prepaid), addressed as follows (or at such other address for a Party as will be specified by like notice), or (d) by electronic mail (followed by confirmation via one of the methods set forth in the foregoing (a) - (c)):

if to Buyer, to:

Solid Biosciences Inc.
500 Rutherford Ave, 3rd Floor
Charlestown, MA 02129
Attention: General Counsel
Email: [**]

and

Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, Massachusetts 02199
Attention: Abigail Gregor
Email: Abigail.Gregor@ropesgray.com

if to Seller, to:

FA212 LLC
Attn: Thomas E. Hamilton
[**]

with a copy (which will not constitute notice) to:

Goodwin Procter LLP
One Commerce Square
2005 Market Street, 32nd Floor
Philadelphia, PA 19103
Attention: Rachael M. Bushey; Allison P. Nicklin
Email: RBushey@goodwinlaw.com; ANicklin@goodwinlaw.com

provided that any notice received at the addressee’s location (or, if sent by electronic mail, to the appropriate email addresses set forth in this Section 7.2) on any Business Day after 5:00 p.m. (addressee’s local time) will be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day.

Section 7.3. Consents and Approvals. For any matter under this Agreement requiring the consent or approval of either Party to be valid and binding on the Party, such consent or approval must be in writing.

Section 7.4. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile .pdf or other electronically transmitted signatures), all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

Section 7.5. Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Confidentiality Agreement and the other Related Documents (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement, the Related Documents, and the Confidentiality Agreement and (b) other than in respect of any Indemnified Party pursuant to the terms of Article VI, are not intended to and do not confer upon any Person other than the Parties any legal or equitable rights or remedies.

Section 7.6. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned, in whole or in part, by operation of Law or otherwise by either of the Parties without the prior written consent of the other Party, and any assignment without such consent will be null and void, except that (a) either Party may assigns any of or all its rights, interests and obligations under this Agreement to one or more of its Affiliates or to a successor in interest in connection with a merger, acquisition, sale of all or substantially all of the assets of such party or other similar transaction, and (b) Seller may assign may assign to a Third Party its right to receive the Milestone Consideration under Section 2.6 or the Royalties under Section 2.7, provided, that the Third Party to which the right to receive payments is assigned is subject to confidentiality obligations and non-use restrictions that are substantially similar to the obligations of confidentiality and non-use set forth in Section 5.5. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be Enforceable by, the Parties and their respective successors and assigns.

Section 7.7. GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Section 7.8. Dispute Resolution; Enforcement; Waiver of Jury Trial.

(a) Each Party irrevocably submits to the exclusive jurisdiction of (i) the courts of the State of New York located in New York, NY, and (ii) the United States District Court for the Southern District of New York, for the purposes of any suit, Action or other proceeding arising out of this Agreement or the Contemplated Transactions. Each Party agrees to commence any such Action, suit or proceeding either in the United States District Court for the Southern District of New York or if such Action may not be brought in such court for jurisdictional reasons, in the courts of the State of New York located in New York, NY. Each Party further agrees that service of any process, summons, notice or document by the United States registered mail to such Party’s respective address set forth above in Section 7.2 will be effective service of process for any Action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 7.8(a). Each Party irrevocably and unconditionally waives any objection to the laying of venue of any Action, suit or proceeding arising out of this Agreement or the Contemplated Transactions in (x) the courts of the State of New York located in New York, NY, and (y) the United States District Court for the Southern District of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(b) EACH PARTY WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY. Each Party (i) certifies that no Representative, agent or attorney of the other Party has represented, expressly or otherwise, that such Party would not, in the event of any Action, suit or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other Party has been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 7.8(b).

Section 7.9. Specific Enforcement. The Parties agree that irreparable damage may occur and that the Parties may not have any adequate remedy at law if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Notwithstanding anything to the contrary herein, it is accordingly agreed that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the state courts of New York located in New York, NY, and the United States District Court for the Southern District of New York, this being in addition to any other remedy to which they are entitled at law or in equity. Each Party hereby covenants and agrees not to raise, and irrevocably waives, any objections to the availability of such relief that a remedy at law would be adequate and that a bond or other security will be required.

Section 7.10. Severability. If any term or other provision of this Agreement or any Related Document is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement or such Related Document will nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement or such Related Document so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Contemplated Transactions are fulfilled to the extent possible.

Section 7.11. Amendment. This Agreement may be amended by the Parties at any time by an instrument in writing signed on behalf of each of the Parties.

Section 7.12. Release. Effective as of the Closing, each of Seller and Buyer, on behalf of itself and their respective Affiliates, successors and assigns (collectively, as applicable to Seller and Buyer, the “Releasors”), hereby release, acquit and forever discharge, to the fullest extent permitted by Law, the other Party and its Affiliates (each, a “Releasee”) of, from and against any and all Actions, causes of Action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever, in law or in equity, which such Releasor ever had, now has or may in the future have on or by reason of any matter, cause or thing whatsoever related to the Business and the Purchased Assets. Each Releasor covenants and agrees not to assert any claim released hereby against any Releasee. Notwithstanding anything contained in this Section 7.12 to the contrary, the release set forth in this Section 7.12 will not affect or release the obligations of the Parties under this Agreement or the Related Documents.

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IN WITNESS WHEREOF, the Parties have caused this Asset Purchase Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

SELLER:

FA212 LLC

By: /s/ Thomas E. Hamilton
Name: Thomas E. Hamilton
Title: Manager

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Asset Purchase Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

BUYER:

SOLID BIOSCIENCES INC.

By: /s/ Bo Cumbo
Name: Bo Cumbo
Title: President and CEO

[Signature Page to Asset Purchase Agreement]